                                                                    EXHIBIT 10.1

================================================================================

                                CREDIT AGREEMENT

                           DATED AS OF AUGUST 5, 2004

                                      AMONG

                            UTi, UNITED STATES, INC.,
                              UTi BROKERAGE, INC.,
                                       AND
                              STANDARD CORPORATION,
                                AS THE COMPANIES

                                       AND

                           UTi, (U.S.) HOLDINGS, INC.,
                             AS THE PARENT GUARANTOR

                                       AND

                              UTi, SERVICES, INC.,
                           AS THE SUBSIDIARY GUARANTOR

                THE VARIOUS FINANCIAL INSTITUTIONS PARTY HERETO,
                                   AS LENDERS,

                                       AND

                       LASALLE BANK NATIONAL ASSOCIATION,
                             AS ADMINISTRATIVE AGENT

================================================================================

                       LASALLE BANK NATIONAL ASSOCIATION,
                                   AS ARRANGER

TABLE OF CONTENTS

SECTION 1           DEFINITIONS..................................................................................     1
         1.1         Definitions.................................................................................     1
         1.2         Other Interpretive Provisions...............................................................    19

SECTION 2           COMMITMENTS OF THE LENDERS; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES............    20
         2.1         Commitments.................................................................................    20
         2.2         Loan Procedures.............................................................................    21
         2.3         Letter of Credit Procedures.................................................................    23
         2.4         Commitments Several.........................................................................    25
         2.5         Certain Conditions..........................................................................    26

SECTION 3           EVIDENCING OF REVOLVING LOANS................................................................    26
         3.1         Notes.......................................................................................    26
         3.2         Recordkeeping...............................................................................    26

SECTION 4           INTEREST.....................................................................................    26
         4.1         Interest Rates..............................................................................    26
         4.2         Interest Payment Dates......................................................................    26
         4.3         Setting and Notice of LIBOR Rates...........................................................    27
         4.4         Computation of Interest.....................................................................    27

SECTION 5           FEES.........................................................................................    27
         5.1         Non-Use Fee.................................................................................    27
         5.2         Letter of Credit Fees.......................................................................    27
         5.3         Administrative Agent's Fees.................................................................    28

SECTION 6           REDUCTION OR TERMINATION OF THE REVOLVING COMMITMENT; PREPAYMENTS............................    28
         6.1         Reduction or Termination of the Revolving Commitment........................................    28
         6.2         Prepayments.................................................................................    28
         6.3         Manner of Prepayments.......................................................................    29
         6.4         Repayments of Revolving Loans...............................................................    29

SECTION 7           MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES..............................................    29
         7.1         Making of Payments..........................................................................    29
         7.2         Application of Certain Payments.............................................................    29
         7.3         Due Date Extension..........................................................................    30
         7.4         Setoff......................................................................................    30
         7.5         Proration of Payments.......................................................................    30
         7.6         Taxes.......................................................................................    30

SECTION 8           INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS..........................................    32
         8.1         Increased Costs.............................................................................    32
         8.2         Basis for Determining Interest Rate Inadequate or Unfair....................................    33

         8.3         Changes in Law Rendering LIBOR Loans Unlawful...............................................    33
         8.4         Funding Losses..............................................................................    34
         8.5         Right of Lenders to Fund through Other Offices..............................................    34
         8.6         Discretion of Lenders as to Manner of Funding...............................................    34
         8.7         Mitigation of Circumstances; Replacement of Lenders.........................................    34
         8.8         Conclusiveness of Statements; Survival of Provisions........................................    35

SECTION 9           REPRESENTATIONS AND WARRANTIES...............................................................    35
         9.1         Organization................................................................................    35
         9.2         Authorization; No Conflict..................................................................    35
         9.3         Validity and Binding Nature.................................................................    36
         9.4         Financial Condition.........................................................................    36
         9.5         No Material Adverse Change..................................................................    36
         9.6         Litigation and Contingent Liabilities.......................................................    36
         9.7         Ownership of Properties; Liens..............................................................    36
         9.8         Equity Ownership; Subsidiaries..............................................................    36
         9.9         Pension Plans...............................................................................    37
         9.10        Investment Company Act......................................................................    38
         9.11        Public Utility Holding Company Act..........................................................    38
         9.12        Regulation U................................................................................    38
         9.13        Taxes.......................................................................................    38
         9.14        Solvency, etc...............................................................................    38
         9.15        Environmental Matters.......................................................................    38
         9.16        Insurance...................................................................................    39
         9.17        Real Property...............................................................................    39
         9.18        Information.................................................................................    39
         9.19        Intellectual Property.......................................................................    39
         9.20        Burdensome Obligations......................................................................    40
         9.21        Labor Matters...............................................................................    40
         9.22        No Default..................................................................................    40
         9.23        Contract Matters............................................................................    40
         9.24        CASS Reserve................................................................................    40

SECTION 10          AFFIRMATIVE COVENANTS........................................................................    40
         10.1        Reports, Certificates and Other Information.................................................    40
         10.2        Books, Records and Inspections..............................................................    43
         10.3        Maintenance of Property; Insurance..........................................................    43
         10.4        Compliance with Laws; Payment of Taxes, Liabilities and CASS Obligations....................    44
         10.5        Maintenance of Existence, etc...............................................................    45
         10.6        Use of Proceeds.............................................................................    45
         10.7        Employee Benefit Plans......................................................................    45
         10.8        Environmental Matters.......................................................................    46
         10.9        Additional Collateral, New Subsidiaries, Immaterial Subsidiaries............................    46
         10.10       Further Assurances..........................................................................    47

SECTION 11          NEGATIVE COVENANTS...........................................................................    47
         11.1        Debt........................................................................................    47

         11.2        Liens.......................................................................................    48
         11.3        Intentionally omitted.......................................................................    49
         11.4        Restricted Payments.........................................................................    49
         11.5        Mergers, Consolidations, Sales..............................................................    50
         11.6        Modification of Organizational Documents....................................................    50
         11.7        Transactions with Affiliates................................................................    50
         11.8        Unconditional Purchase Obligations..........................................................    50
         11.9        Inconsistent Agreements.....................................................................    50
         11.10       Business Activities; Issuance of Equity.....................................................    51
         11.11       Investments.................................................................................    51
         11.12       Restriction of Amendments to Certain Documents..............................................    53
         11.13       Fiscal Year.................................................................................    53
         11.14       Financial Covenants.........................................................................    53
         11.15       Cancellation of Debt........................................................................    53
         11.16       Creation of Subsidiaries....................................................................    53

SECTION 12          EFFECTIVENESS; CONDITIONS OF LENDING, ETC....................................................    53
         12.1        Initial Credit Extension....................................................................    54
         12.2        Conditions..................................................................................    56

SECTION 13          EVENTS OF DEFAULT AND THEIR EFFECT...........................................................    57
         13.1        Events of Default...........................................................................    57
         13.2        Effect of Event of Default..................................................................    59

SECTION 14          THE ADMINISTRATIVE AGENT.....................................................................    59
         14.1        Appointment and Authorization...............................................................    59
         14.2        Issuing Lender..............................................................................    60
         14.3        Delegation of Duties........................................................................    60
         14.4        Exculpation of Administrative Agent.........................................................    60
         14.5        Reliance by Administrative Agent............................................................    61
         14.6        Notice of Default...........................................................................    61
         14.7        Credit Decision.............................................................................    61
         14.8        Indemnification.............................................................................    62
         14.9        Administrative Agent in Individual Capacity.................................................    62
         14.10       Successor Administrative Agent..............................................................    63
         14.11       Collateral Matters..........................................................................    63
         14.12       Administrative Agent May File Proofs of Claim...............................................    64
         14.13       Other Agents; Arrangers and Managers........................................................    64

SECTION 15          GENERAL......................................................................................    65
         15.1        Waiver; Amendments..........................................................................    65
         15.2        Confirmations...............................................................................    65
         15.3        Notices.....................................................................................    65
         15.4        Computations................................................................................    66
         15.5        Costs, Expenses and Taxes...................................................................    66
         15.6        Assignments; Participations.................................................................    66
         15.7        Register....................................................................................    68

SECTION 16          GOVERNING LAW................................................................................    68
         16.1        Confidentiality.............................................................................    68
         16.2        Severability................................................................................    69
         16.3        Nature of Remedies..........................................................................    69
         16.4        Entire Agreement............................................................................    69
         16.5        Counterparts................................................................................    69
         16.6        Successors and Assigns......................................................................    70
         16.7        Captions....................................................................................    70
         16.8        Patriot Act Notification....................................................................    70

SECTION 17          INDEMNIFICATION BY THE LOAN PARTIES..........................................................    70

SECTION 18          JOINT AND SEVERAL LIABILITY..................................................................    71
         18.1        Nonliability of Lenders.....................................................................    73

SECTION 19          FORUM SELECTION AND CONSENT TO JURISDICTION..................................................    73

SECTION 20          WAIVER OF JURY TRIAL.........................................................................    74

                                    ANNEXES

ANNEX A            Lenders and Pro Rata Shares
ANNEX B            Addresses for Notices

                                   SCHEDULES

SCHEDULE 1.1       Existing Letters of Credit
SCHEDULE 9.6       Litigation and Contingent Liabilities
SCHEDULE 9.8       Subsidiaries; Capitalization
SCHEDULE 9.16      Insurance
SCHEDULE 9.17      Real Property
SCHEDULE 11.1      Existing Debt
SCHEDULE 11.2      Existing Liens
SCHEDULE 11.7      Transactions with Affiliates
SCHEDULE 11.11     Existing Investments
SCHEDULE 12.1      Debt to be Repaid

                                    EXHIBITS

EXHIBIT A          Form of Note (Section 1.1)
EXHIBIT B          Form of Compliance Certificate (Section 10.1.3)
EXHIBIT C          Form of Borrowing Base Certificate (Section 1.1)
EXHIBIT D          Form of Assignment Agreement (Section 15.6.1)
EXHIBIT E          Form of Notice of Borrowing (Section 2.2.2)
EXHIBIT F          Form of Notice of Conversion/Continuation (Section 2.2.3(b))
EXHIBIT G          Form of Joinder Agreement (Section 10.9)

                                CREDIT AGREEMENT

      THIS CREDIT AGREEMENT dated as of August 5, 2004 (as amended, restated, supplemented or otherwise modified from time to time, this "Agreement") is entered into among UTi, UNITED STATES, INC., a New York corporation ("UTi"), STANDARD CORPORATION, a South Carolina corporation ("Standard"), UTi Brokerage, Inc., a California corporation ("Brokerage" and, together with UTi, Standard and those domestic Wholly-Owned Subsidiaries (as defined below) that may hereafter become parties hereto in accordance with Section 10.9, being collectively, the "Companies" and each individually, a "Company"), UTi, (U.S.) HOLDINGS, INC., a Delaware corporation (the "Parent Guarantor"), UTi, SERVICES, INC., a California corporation (the "Subsidiary Guarantor"), the financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, the "Lenders") and LASALLE BANK NATIONAL ASSOCIATION (in its individual capacity, "LaSalle"), as administrative agent for the Lenders (in such capacity, the "Administrative Agent").

      The Lenders have agreed to make available to the Companies a revolving credit facility (which includes letters of credit) upon the terms and conditions set forth herein.

      In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

SECTION 1 DEFINITIONS.

            1.1 Definitions. When used herein the following terms shall have the following meanings:

      Account Debtor is defined in the Guaranty and Collateral Agreement.

      Account or Accounts is defined in the UCC.

      Acquisition means any transaction resulting in the acquisition by a Person of (a) all or substantially all assets of any other Person or of any business or division of any other Person or (b) the Capital Securities of any other Person.

      Administrative Agent means LaSalle in its capacity as administrative agent for the Lenders hereunder and any successor thereto in such capacity.

      Affected Loan - see Section 8.3.

      Affiliate of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person and (c) with respect to any Lender, any entity administered or managed by such Lender or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be "controlled by" any other Person if such Person possesses, directly or indirectly, power to vote

5% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless expressly stated otherwise herein, neither the Administrative Agent nor any Lender shall be deemed an Affiliate of any Loan Party.

      Affiliated Account Debtor means, with respect to any Account Debtor, any other Account Debtor who, to the best of the Responsible Officers' knowledge, controls, is controlled by, or is under common control with, such Account Debtor. For purposes of this definition, the meaning of "control" (including, with correlative meanings, "controlled by" and "under common control with") is limited to the direct or indirect legal or beneficial ownership of ten percent (10%) or more of the voting control or equity interests of an Account Debtor or an Affiliated Account Debtor.

      Agent Fee Letter means the Fee Letter of even date herewith among the Companies and the Administrative Agent.

      Agreement - see the Preamble.

      Applicable Margin means, for any day, the rate per annum set forth below opposite the level (the "Level") then in effect, it being understood that (i) the Applicable Margin for LIBOR Loans shall be the percentage set forth under the column "LIBOR Margin", (ii) the Applicable Margin for Base Rate Loans shall be the percentage set forth under the column "Base Rate Margin", (iii) the Non-Use Fee Rate shall be the percentage set forth under the column "Non-Use Fee Rate" and (iv) the L/C Fee shall be the percentage set forth under the column "L/C Fee Rate":

                   Average                      LIBOR              Base Rate        Non-Use Fee         L/C Fee
Level         Debt/EBITDA Ratio                 Margin              Margin              Rate              Rate
-----         -----------------                 ------              ------              ----              ----
 I               > or = 2.75                    2.50%               0.50%              0.375%             2.50%
II          < 2.75 and > or = 2.25              2.25%               0.25%              0.375%             2.25%
III        < 2.25 and > or = 1.50               2.00%               0.00%               0.25%             2.00%
IV                 < 1.50                       1.75%               0.00%               0.25%             1.75%

      The LIBOR Margin, the Base Rate Margin, the Non-Use Fee Rate and the L/C Fee Rate shall be adjusted, to the extent applicable, on the fifth (5th) Business Day after the Parent Guarantor, the Subsidiary Guarantor and/or the Companies provide or are required to provide the annual and quarterly financial statements and other information pursuant to Section 10.1.1 or 10.1.2, as applicable, and the related Compliance Certificate, pursuant to Section 10.1.3. Notwithstanding anything contained in this paragraph to the contrary, (a) if the Parent Guarantor, the Subsidiary Guarantor and the Companies fail to deliver such financial statements and Compliance Certificate in accordance with the provisions of Sections 10.1.1, 10.1.2 and 10.1.3, the LIBOR Margin, the Base Rate Margin, the Non-Use Fee Rate and the L/C Fee Rate shall be based upon Level I above beginning on the date such financial statements and Compliance

Certificate were required to be delivered until the fifth (5th) Business Day after such financial statements and Compliance Certificate are actually delivered, whereupon each such Applicable Margin shall be determined by the then current Level; (b) no reduction to any Applicable Margin shall become effective at any time when an Event of Default or Unmatured Event of Default has occurred and is continuing; (c) the initial Applicable Margin on the Closing Date shall be based on Level III; and (d) until the date upon which the financial statements and Compliance Certificate are delivered for the Fiscal Quarter ending January 31, 2005, the Applicable Margin shall be determined by the then current Level as provided above, provided that the Applicable Margin shall not be reduced below Level III (i.e., to Level IV).

      Assignee - see Section 15.6.1.

      Assignment Agreement - see Section 15.6.1.

      Attorney Costs means, with respect to any Person, all reasonable fees and charges of any counsel to such Person, the reasonable allocable cost of internal legal services of such Person, all reasonable disbursements of such internal counsel and all court costs and similar legal expenses.

      Average Debt to EBITDA Ratio means, as of the last day of any Fiscal Quarter, the ratio of (a) the average monthly Total Debt as of such day, calculated using Total Debt as at the last day of each month ending during the Computation Period ending as of such day to (b) EBITDA for the Computation Period ending on such day.

      Bank Product Agreements means those certain cash management service agreements entered into from time to time between any Loan Party and a Lender or its Affiliates in connection with any of the Bank Products.

      Bank Product Obligations means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Loan Parties to any Lender or its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that a Loan Party is obligated to reimburse to any Lender as a result of such Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to the Loan Parties pursuant to the Bank Product Agreements.

      Bank Products means any service or facility extended to any Loan Party by any Lender or its Affiliates including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions,
(f) cash management, including controlled disbursement, accounts or services, or
(g) Hedging Agreements.

      Base Rate means at any time the greater of (a) the Federal Funds Rate plus 0.5% and (b) the Prime Rate.

      Base Rate Loan means any Revolving Loan which bears interest at or by reference to the Base Rate.

      Base Rate Margin - see the definition of Applicable Margin.

      Borrowing Base means an amount equal to 85% of the unpaid amount (net of the Collateral Reserve, the CASS Reserve, the Rent Reserve and such other reserves and allowances as the Administrative Agent deems necessary in its reasonable discretion) of all Eligible Accounts.

      Borrowing Base Certificate means a certificate substantially in the form of Exhibit C.

      Brokerage - see the Preamble.

      BSA - see Section 10.4.

      Business Day means any day on which LaSalle is open for commercial banking business in Chicago, Illinois and, in the case of a Business Day which relates to a LIBOR Loan, on which dealings are carried on in the London interbank eurodollar market.

      Capital Expenditures means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Parent Guarantor including expenditures in respect of Capital Leases, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

      Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

      Capital Securities means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations or any other equivalent of such ownership interest.

      Carrier Contract - see Section 9.23.

      Cash Collateralize means, with respect to any Letters of Credit, to deliver to the Administrative Agent cash collateral in the amount of 105% of the aggregate undrawn face amount of any such Letters of Credit to be held as cash collateral for outstanding Obligations in respect of Letters of Credit, pursuant to documentation satisfactory to the Administrative Agent. Derivatives of such term have corresponding meanings.

      Cash Equivalent Investment means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least A-l by Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-l by Moody's Investors Service, Inc., (c) any certificate of deposit, time deposit or banker's acceptance, maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by any Lender or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000.00), (d) any repurchase agreement entered into with any Lender (or commercial banking institution of the nature referred to in clause (c)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and
(ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder and (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements, and (f) other short term liquid investments approved in writing by the Administrative Agent.

      Cash Management Side Letter means the letter agreement dated as of the date hereof among the Administrative Agent, Bank of America, N.A., The Bank of New York and the Loan Parties, in form and substance satisfactory to the Administrative Agent.

      CASS shall mean Cargo Network Services Corporation.

      CASS Agreement shall mean that certain Cargo Agency and Authorized Intermediary Agreement, dated November 24, 1998 between CASS and Union Transport Corporation.

      CASS Reserve means, at any time, a reserve equal to the amount of the payment of accounts payable most recently made by the Companies to CASS, as reflected on the Borrowing Base Certificate most recently delivered to the Administrative Agent pursuant to Section 10.1.6 of this Agreement.

      Change of Control means the occurrence of any of the following events to the extent not permitted under Section 11.5 of this Agreement: (a) Worldwide shall cease to own and control, directly or indirectly, 100% of each class of the outstanding Capital Securities of the Parent Guarantor, (b) the Parent Guarantor shall cease to own and control, directly or indirectly, 100% of each class of the outstanding Capital Securities of each Company or (c) any of the Companies shall cease to own and control, directly or indirectly, 100% of each class of the outstanding Capital Securities of each of its Subsidiaries.

      Closing Date - see Section 12.1.

      Code means the Internal Revenue Code of 1986.

      Collateral Access Agreement means an agreement in form and substance reasonably satisfactory to the Administrative Agent pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory or other property owned by any Loan Party, acknowledges the Liens of the Administrative Agent under the Collateral Documents and waives any Liens held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits the Administrative Agent reasonable access to and use of such real property following the occurrence and during the continuance of an Event of Default to assemble, complete and sell any Collateral stored or otherwise located thereon.

      Collateral is defined in the Guaranty and Collateral Agreement.

      Collateral Documents means, collectively, the Guaranty and Collateral Agreement, the Copyright Security Agreement, the Patent and Trademark Security Agreement, each Collateral Access Agreement, each Perfection Certificate, each control agreement and any other agreement or instrument pursuant to which the Parent Guarantor, the Subsidiary Guarantor, the Companies or any other Loan Party or any other Person grants or purports to grant Collateral to the Administrative Agent for the benefit of the Lenders or otherwise relates to such Collateral.

      Collateral Reserve means a reserve in the amount of $3,000,000.00, as such amount may be increased or decreased from time to time in the commercially reasonable credit judgment of the Administrative Agent.

      Commitment means, as to any Lender, such Lender's commitment to make Revolving Loans, and to issue or participate in Letters of Credit, under this Agreement. The initial amount of each Lender's commitment to make Revolving Loans is set forth on Annex A.

      Company and Companies - see the Preamble.

      Company Representative - see Section 2.2.4.

      Compliance Certificate means a Compliance Certificate in substantially the form of Exhibit B.

      Computation Period means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.

      Consolidated Net Income means, with respect to the Parent Guarantor and its Subsidiaries, on a consolidated basis, for any period, the net income (or loss) of the Parent Guarantor and its Subsidiaries for such period, excluding any gains from sales of assets, any extraordinary gains and any gains from discontinued operations.

      Contingent Liability means, with respect to any Person, each obligation and liability of such Person and all such obligations and liabilities of such Person incurred pursuant to any agreement, undertaking or arrangement by which such Person: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or
(iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be calculated in accordance with GAAP; provided, that in the event that GAAP does not address the calculation of such Contingent Liability, it shall be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

      Controlled Group means all members of a controlled group of corporations, all members of a controlled group of trades or businesses (whether or not incorporated) under common control and all members of an affiliated service group which, together with the Parent Guarantor or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

      Copyright Security Agreement means the Copyright Security Agreement dated as of the date hereof executed and delivered by the Loan Parties, in form and substance satisfactory to the Administrative Agent.

      Debt of any Person means, without duplication, (a) all indebtedness of such Person, (b) all borrowed money of such Person, whether or not evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business),
(e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person; provided that if such Person has not assumed or otherwise become liable for such indebtedness, such indebtedness shall be measured at the fair market value of such property securing such indebtedness at the time of determination, (f) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers' acceptances and similar obligations issued for the account or upon the application of such Person (including the Letters of Credit), (g) all Hedging Obligations of such Person, (h) all Contingent Liabilities of such Person and (i) all Debt of any partnership of which such Person is a general partner; provided, that Debt shall not include obligations under operating leases.

      Debt to be Repaid means Debt listed on Schedule 12.1.

      Dollar and the sign "$" mean lawful money of the United States of America.

      EBITDA means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income, Interest Expense, income tax expense, depreciation and amortization for such period.

      Eligible Account means an Account owing to the Companies (or any of them) which meets each of the following requirements:

            (a) it arises from the sale or lease of goods or the rendering of services which are billable by such Company in accordance with the terms and conditions of the underlying sales contract; and if it arises from the sale or lease of goods, (i) such goods comply with such Account Debtor's specifications (if any) and have been delivered to such Account Debtor and
      (ii) such Company has possession of, or if requested by the Administrative Agent after the occurrence and during the continuance of an Event of Default has delivered to the Administrative Agent, delivery receipts evidencing such delivery;

            (b) other than Liens permitted pursuant to Section 11.2(h) hereof, it (i) is subject to a perfected, first priority Lien in favor of the Administrative Agent for the benefit of the Lenders and (ii) is not subject to any other assignment, claim or Lien;

            (c) it is a valid, legally enforceable and unconditional obligation of the Account Debtor with respect thereto, and is not subject to the fulfillment of any condition whatsoever or any counterclaim, credit, allowance, discount, rebate or adjustment by the Account Debtor with respect thereto, or to any claim by such Account Debtor denying liability thereunder in whole or in part and the Account Debtor has not refused to accept and/or has not returned or offered to return any of the goods or services which are the subject of such Account; provided, that in any event such Account shall not be an Eligible Account only to the extent of such counterclaim, credit, allowance, discount, rebate, adjustment, claim, refusal, return or offer to return;

            (d) to such Company's knowledge after reasonable diligence, there is no bankruptcy, insolvency or liquidation proceeding pending by or against the Account Debtor with respect thereto;

            (e) the Account Debtor with respect thereto is organized under the laws of the United States, any state thereof or the District of Columbia or is located within the United States, unless the sale of goods or services giving rise to such Account is on letter of credit, banker's acceptance or other credit support terms reasonably satisfactory to the Administrative Agent;

            (f) it is not an Account arising from a "sale on approval," "sale or return," "consignment" or "bill and hold" or subject to any other repurchase or return agreement;

            (g) it is not an Account with respect to which possession and/or control of the goods sold giving rise thereto is held, maintained or retained by such Company (or by any agent or custodian of such Company) for the account of or subject to further and/or future direction from the Account Debtor with respect thereto;

            (h) it arises in the ordinary course of business of such Company;

            (i) if the Account Debtor is the United States or any department, agency or instrumentality thereof, such Company has assigned its right to payment of such Account to the Administrative Agent, for the benefit of the Lenders, pursuant to the Assignment of Claims Act of 1940, and evidence (satisfactory to the Administrative Agent) of such assignment has been delivered to the Administrative Agent;

            (j) if such Company maintains a credit limit for an Account Debtor, the aggregate dollar amount of Accounts due from such Account Debtor and its Affiliated Account Debtors, including such Account, does not exceed such credit limit without the consent of a duly authorized employee of such Company;

            (k) if the Account is evidenced by chattel paper or an instrument, the originals of such chattel paper or instrument shall have been endorsed and/or assigned and delivered to the Administrative Agent or, in the case of electronic chattel paper, shall be in the control of the Administrative Agent, in each case in a manner satisfactory to the Administrative Agent;

            (l) such Account is evidenced by an invoice delivered to the related Account Debtor and is not more than (i) sixty (60) days past the due date thereof or (ii) ninety (90) days past the original invoice date thereof, in each case according to the original terms of sale;

            (m) it is not an Account with respect to an Account Debtor that is located in any jurisdiction (e.g., Indiana, Minnesota, New Jersey and West Virginia) which has adopted a statute or other requirement with respect to which any Person that obtains business from within such jurisdiction must file a notice of business activities report or make any other required filings in a timely manner in order to enforce its claims in such jurisdiction's courts unless (i) such notice of business activities report has been duly and timely filed or such Company is exempt from filing such report and has provided the Administrative Agent with satisfactory evidence of such exemption or (ii) the failure to make such filings may be cured retroactively by such Company for a nominal fee;

            (n) the Account Debtor with respect thereto is not a Loan Party or an Affiliate of a Loan Party;

            (o) it is not owed by an Account Debtor with respect to which fifty percent (50%) or more of the aggregate amount of outstanding Accounts owed at such time by such Account Debtor and/or its Affiliated Account Debtors to the Companies are classified as ineligible under clause (l) of this definition;

            (p) if the aggregate amount of all Accounts owed by the Account Debtor and its Affiliated Account Debtors to the Companies thereon exceeds fifty percent (50%) of the aggregate amount of all Accounts of the Companies at such time, then all Accounts owed by such Account Debtor in excess of such amount shall be deemed ineligible;

            (q) it is otherwise not unacceptable to the Administrative Agent in its reasonable discretion for any other reason; provided, that prior to the classification of any Account as ineligible under this clause (q), the Administrative Agent shall provide the Companies prior written notice of such classification; and

            (r) it is not an Account for which any Company or any other Loan Party has received any prepayment or a deposit in respect of such Account; provided, however, that the amount of such Account in excess of the amount of any such prepayment and/or deposit shall not be deemed ineligible pursuant to this clause (r).

An Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account until it meets the foregoing requirements; provided, that the Companies may only include such newly reclassified Eligible Account in the Borrowing Base if they have delivered to the Administrative Agent a Borrowing Base Certificate calculating the Borrowing Base as of the date requested for inclusion of such newly Eligible Account. Further, with respect to any Account, if the Administrative Agent or the Required Lenders at any time hereafter determine in its or their discretion that the prospect of payment or performance by the Account Debtor with respect thereto is materially impaired for any reason whatsoever, such Account shall cease to be an Eligible Account after notice of such determination is given to the Company Representative.

      Environmental Claims means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

      Environmental Laws means all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.

      ERISA means the Employee Retirement Income Security Act of 1974.

      Event of Default means any of the events described in Section 13.1.

      Excluded Taxes means taxes based upon, or measured by, any Lender's or Administrative Agent's (or a branch of any Lender's or Administrative Agent's) overall net income, overall net receipts, or overall net profits (including franchise taxes imposed in lieu of such taxes), but only to the extent such taxes are imposed by a taxing authority (a) in a jurisdiction in which such Lender or Administrative Agent is organized, (b) in a jurisdiction which such Lender's or the Administrative Agent's principal office is located, or (c) in a jurisdiction in which such Lender's or the Administrative Agent's lending office (or branch) in respect of which payments under this Agreement are made is located.

      Existing Letters of Credit means those Letters of Credit issued by Bank of America, N.A. for the account of the Companies (or any of them), in each case as more fully described on Schedule 1.1.

      Federal Funds Rate means, for any day, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent. The Administrative Agent's determination of such rate shall be binding and conclusive absent manifest error.

      Fiscal Quarter means a fiscal quarter of a Fiscal Year.

      Fiscal Year means the fiscal year of the Parent Guarantor and its Subsidiaries, which period shall be the 12-month period ending on January 31 of each year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., "Fiscal Year 2003") refer to the Fiscal Year ending on January 31 of such calendar year.

      Fixed Charge Coverage Ratio means, for any Computation Period, the ratio of (a) the total for such period of EBITDA minus the sum of income taxes paid in cash by the Parent Guarantor and its Subsidiaries and all Capital Expenditures to (b) the sum for such period of (i) cash Interest Expense plus (ii) required payments of principal of Funded Debt (excluding the Revolving Loans).

      FRB means the Board of Governors of the Federal Reserve System or any successor thereto.

      Funded Debt means, as to Parent Guarantor and its Subsidiaries on a consolidated basis, all Debt of such Persons that matures more than one year from the date of its creation (or is renewable or extendible, at the option of any such Person, to a date more than one year from such date).

      GAAP means United States generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) and the Securities and Exchange Commission, which are applicable to the circumstances as of the date of determination.

      Group - see Section 2.2.1.

      Guaranty and Collateral Agreement means the Guaranty and Collateral Agreement dated as of the date hereof executed and delivered by the Loan Parties, together with any joinders thereto and any other guaranty and collateral agreement executed by a Loan Party, in each case in form and substance satisfactory to the Administrative Agent.

      Hazardous Substances means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, radon gas and mold; (b) any chemicals, materials, pollutants or substances defined as or included in the definition of "hazardous substances", "hazardous waste", "hazardous materials", "extremely hazardous substances", "restricted hazardous waste", "toxic substances", "toxic pollutants", "contaminants", "pollutants" or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to or release of which is prohibited, limited or regulated by any governmental authority or for which any duty or standard of care is imposed pursuant to any Environmental Law.

      Hedging Agreement means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

      Hedging Obligation means, with respect to any Person, any liability of such Person under any Hedging Agreement. The amount of any Person's obligation in respect of any Hedging Obligation shall be deemed to be the incremental obligation that would be reflected in the financial statements of such Person in accordance with GAAP.

      Immaterial Subsidiary means any of UTi Logistics Inc., a Delaware corporation, and Vanguard Cargo Systems, Inc., a New York corporation; provided, that if at any time (i) EBITDA of any Immaterial Subsidiary for the four consecutive Fiscal Quarters most recently ended exceeds $200,000 or (ii) the aggregate book value of assets of (A) UTi Logistics, Inc. exceeds $5,100,000 or
(B) Vanguard Cargo Systems, Inc. exceeds $1,250,000, such Immaterial Subsidiary shall cease to be deemed an Immaterial Subsidiaries hereunder, shall be required to become a Loan Party and shall comply with the provisions of Section 10.9.

      Indemnified Liabilities - see Section 15.17.

      Interest Expense means for any period the consolidated interest expense of the Parent Guarantor and its Subsidiaries for such period (including all imputed interest on Capital Leases).

      Interest Period means, as to any LIBOR Loan, the period commencing on the date such Revolving Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one, two, three or six months thereafter as selected by the Company Representative pursuant to Section 2.2.2 or 2.2.3, as the case may be; provided that:

            (a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

            (b) any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

            (c) the Company Representative may not select any Interest Period for a Revolving Loan which would extend beyond the scheduled Termination Date.

      Inventory is defined in the Guaranty and Collateral Agreement.

      Investment means, with respect to any Person, any investment in another Person, whether by acquisition of any debt or Capital Security, by making any loan or advance, by becoming obligated with respect to a Contingent Liability in respect of obligations of such other Person or by merger, consolidation or other combination.

      IRS means the Internal Revenue Service.

      Issuing Lender means LaSalle, in its capacity as the issuer of Letters of Credit hereunder (other than the Existing Letters of Credit), or any Affiliate of LaSalle that may from time to time issue Letters of Credit, and their successors and assigns in such capacity, and, with respect to the Existing Letters of Credit, Bank of America, N.A.

      LaSalle - see the Preamble.

      L/C Application means, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the Issuing Lender at the time of such request for the type of Letter of Credit requested.

      L/C Fee Rate - see the definition of Applicable Margin.

      Lender - see the Preamble. References to the "Lenders" shall include the Issuing Lender; for purposes of clarification only, to the extent that LaSalle (or any successor Issuing Lender) may have any rights or obligations in addition to those of the other Lenders due to its status as Issuing Lender, its status as such will be specifically referenced. In addition to the foregoing, for the purpose of identifying the Persons entitled to share in the Collateral and the proceeds thereof under, and in accordance with the provisions of, this Agreement and the Collateral Documents, the term "Lender" shall include Affiliates of a Lender providing a Bank Product.

      Lender Party - see Section 15.17.

      Letter of Credit - see Section 2.1.2.

      LIBOR Loan means any Revolving Loan which bears interest at a rate determined by reference to the LIBOR Rate.

      LIBOR Margin - see the definition of Applicable Margin.

      LIBOR Office means with respect to any Lender or the office or offices of such Lender which shall be making or maintaining the LIBOR Loans of such Lender hereunder. A LIBOR Office of any Lender may be, at the option of such Lender either a domestic or foreign office.

      LIBOR Rate means a rate of interest equal to (a) the per annum rate of interest at which Dollar deposits in an amount comparable to the amount of the relevant LIBOR Loan and for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 A.M. (London time) two (2) Business Days prior to the commencement of such Interest Period, as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by the Administrative Agent in its sole discretion) or, if the Bloomberg Financial Markets system or another authoritative source is not available, as the LIBOR Rate is otherwise determined by the Administrative Agent in its sole and absolute discretion, divided by (b) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), such rate to remain fixed for such Interest Period. The Administrative Agent's determination of the LIBOR Rate shall be conclusive, absent manifest error.

      Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

      Loan Documents means this Agreement, the Notes, the Letters of Credit, the Master Letter of Credit Agreement, the L/C Applications, the Agent Fee Letter, the Collateral Documents, the Cash Management Side Letter, the UTi Canada Intercompany Note and all documents, instruments and agreements delivered in connection with the foregoing.

      Loan Party means the Parent Guarantor, the Subsidiary Guarantor, each Company and each other Subsidiary that becomes a party hereto or to the Guaranty and Collateral Agreement, in either case, as a guarantor or borrower.

      Logistics Contract - see Section 9.23.

      Margin Stock means any "margin stock" as defined in Regulation U.

      Master Letter of Credit Agreement means, at any time, with respect to the issuance of Letters of Credit, a master letter of credit agreement or reimbursement agreement in the form, if any, being used by the Issuing Lender at such time.

      Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, properties or prospects of the Loan Parties taken as a whole, (b) a material impairment of the ability of any Loan Party to perform any of the Obligations under any Loan Document or (c) a material adverse effect upon any substantial portion of the Collateral under the Collateral Documents or upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document.

      Multiemployer Pension Plan means a multiemployer plan, as defined in
Section 4001(a)(3) of ERISA, to which the Parent Guarantor, the Subsidiary Guarantor, any Company or any other member of the Controlled Group may have any liability.

      Net Worth shall mean for the Parent Guarantor and its Subsidiaries, on a consolidated basis, as at the end of any Fiscal Quarter, (i) the total amount of all consolidated assets that, in accordance with GAAP, are properly shown as such on the consolidated balance sheet of the Parent Guarantor and its Subsidiaries as at the end of such Fiscal Quarter, prepared in accordance with GAAP (with Inventory being valued at the lower of cost or market value), after deducting all proper reserves (including reserves for depreciation and amortization), minus (ii) the total amount of all consolidated liabilities of the Parent Guarantor and its Subsidiaries that, in accordance with GAAP, are properly shown as such on such balance sheet.

      Non-U.S. Participant - see Section 7.6(d).

      Non-Use Fee Rate - see the definition of Applicable Margin.

      Note means a promissory note substantially in the form of Exhibit A.

      Notice of Borrowing - see Section 2.2.2.

      Notice of Conversion/Continuation - see Section 2.2.3(b).

      Obligations means all obligations (monetary (including post-petition interest, allowed or not) or otherwise) of any Loan Party under this Agreement and any other Loan Document including Attorney Costs and any reimbursement obligations of each Loan Party in respect of Letters of Credit and surety bonds, all Hedging Obligations permitted hereunder which are owed to any Lender, and all other Bank Product Obligations, all in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

      OFAC - see Section 10.4.

      Parent Guarantor - see the Preamble.

      Patent and Trademark Security Agreement means the Patent and Trademark Security Agreement dated as of the date hereof executed and delivered by the Loan Parties, in form and substance satisfactory to the Administrative Agent.

      PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

      Participant - see Section 15.6.2.

      Pension Plan means a "pension plan", as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or the minimum funding standards of ERISA (other than a Multiemployer Pension Plan), and as to which the Parent Guarantor, the Subsidiary Guarantor, any Company or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

      Perfection Certificate means a perfection certificate executed and delivered to the Administrative Agent by a Loan Party.

      Permitted Lien means a Lien expressly permitted hereunder pursuant to
Section 11.2.

      Person means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

      Prime Rate means, for any day, the rate of interest in effect for such day as publicly announced from time to time by LaSalle as its prime rate (whether or not such rate is actually charged by LaSalle), which is not intended to be LaSalle's lowest or most favorable rate of interest at any one time. Any change in the Prime Rate announced by LaSalle shall take effect at the opening of business on the day specified in the public announcement of such change; provided that LaSalle shall not be obligated to give notice of any change in the Prime Rate.

      Pro Forma Basis means, with respect to compliance with any test or covenant hereunder, compliance with such covenant or test after giving effect to any proposed Acquisition (including pro forma adjustments arising out of events which are directly attributable to the proposed Acquisition, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, and as interpreted by the Staff of the Securities and Exchange Commission using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired or to be acquired and the consolidated financial statements of the Parent Guarantor and its Subsidiaries which shall be reformulated as if such Acquisition and any other Acquisitions permitted pursuant to Section 11.11 that have been consummated during the relevant period, and any Indebtedness or other liabilities incurred in connection with any such Acquisitions had been consummated or incurred, respectively, at the beginning of such period and assuming that such Debt bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans during such period) or dividend or distribution, as the case may be.

      Pro Forma Compliance means, at any date of determination, that the Parent Guarantor and its Subsidiaries shall be in pro forma compliance with the covenant to be tested on such date of determination as of the last day of the most recently ended Fiscal Quarter (computed on the basis of (a) balance sheet amounts as of the most recently ended Fiscal Quarter and (b) income statement amounts for the most recently completed period of four consecutive Fiscal Quarters, in each case, for which financial statements shall have been delivered to the Administrative Agent and calculated on a Pro Forma Basis in respect of the event giving rise to such determination).

      Pro Rata Share means, as to each Lender, the percentage obtained by dividing (i) such Lender's portion of the Revolving Commitment by (ii) the aggregate amount of the Revolving Commitment; provided that in the event the Commitments have been terminated or reduced to zero, Pro Rata Share shall be the percentage obtained by dividing (A) the principal amount of such Lender's Revolving Outstandings at such time by (B) the aggregate principal amount of the Revolving Outstandings of all Lenders at such time.

      Regulation D means Regulation D of the FRB.

      Regulation U means Regulation U of the FRB.

      Rent Reserve means a dollar amount equal to three times the monthly lease payment for each leased facility of the Companies for which the Administrative Agent has required, pursuant to Section 12.1.7 of this Agreement or Section 5.9(a) of the Guarantee and Collateral Agreement, and for which the landlord thereof has not entered into, a Collateral Access Agreement.

      Replacement Lender - see Section 8.7(b).

      Reportable Event means a reportable event as defined in Section 4043 of ERISA and the regulations issued thereunder as to which the PBGC has not waived the notification requirement of Section 4043(a), or the failure of a Pension Plan to meet the minimum funding standards of Section 412 of the Code (without regard to whether the Pension Plan is a plan described in Section 4021(a)(2) of ERISA) or under Section 302 of ERISA.

      Required Lenders means, at any time, Lenders whose Pro Rata Shares exceed 66-2/3% at such time; provided, that if and for as long as there are only two Lenders parties hereto, Required Lenders shall mean both Lenders.

      Responsible Officer means, with respect to any Loan Party, (i) any of the chief executive officer, the chief financial officer, the chief operating officer or the treasurer of such Loan Party and (ii) any other officer of such Loan Party with knowledge of or responsibility for compliance with the applicable provisions of the Loan Documents.

      Revolving Commitment means Fifty Million Dollars ($50,000,000.00), as such amount may be reduced from time to time pursuant to Section 6.1.1.

      Revolving Loan - see Section 2.1.1.

      Revolving Loan Availability means the lesser of (i) the Revolving Commitment and (ii) the Borrowing Base.

      Revolving Outstandings means, at any time, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans, plus (b) the aggregate Stated Amount of all Letters of Credit and, when used in reference to any Lender, means the sum of (y) the aggregate principal amount of all Revolving Loans made by such Lender, plus (z) the amount of such Lender's participation interest in the aggregate Stated Amount of all Letters of Credit.

      SEC means the Securities and Exchange Commission or any other governmental authority succeeding to any of the principal functions thereof.

      Senior Officer means, with respect to any Loan Party, any of the chief executive officer, the chief financial officer, the chief operating officer or the treasurer of such Loan Party.

      Separate Accounts - see Section 9.23(d).

      Stated Amount means, with respect to any Letter of Credit at any date of determination, (a) the maximum aggregate amount available for drawing thereunder under any and all circumstances plus (b) the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit.

      Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding Capital Securities as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Companies.

      Subsidiary Guarantor - see the Preamble.

      Taxes means any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing, but excluding Excluded Taxes.

      Termination Date means the earlier to occur of (a) August 5, 2007 or (b) such other date on which the Commitments terminate pursuant to Section 6.1.1 or 13.2.

      Termination Event means, with respect to a Pension Plan that is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of the Parent Guarantor, the Subsidiary Guarantor, any Company, or any other member of the Controlled Group from such Pension Plan during a plan year in which the Parent Guarantor, the Subsidiary Guarantor, any Company, or any other member of the Controlled Group was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, (c) the termination of such Pension Plan, the filing of a notice of intent to terminate the Pension Plan or the treatment of an amendment of such Pension Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Pension Plan or (e) any event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Pension Plan.

      Total Debt means all Debt of the Parent Guarantor and its Subsidiaries, determined on a consolidated basis, excluding (a) contingent obligations in respect of Contingent Liabilities (except to the extent constituting Contingent Liabilities in respect of Debt of a Person other than any Loan Party), (b) Hedging Obligations, and (c) Debt of the Parent Guarantor to any of its Subsidiaries (to the extent such Subsidiaries are Loan Parties) and Debt of Subsidiaries of the Parent Guarantor to other Subsidiaries of the Parent Guarantor (to the extent such other Subsidiaries are Loan Parties) or to the Parent Guarantor and (d) contingent obligations in respect of undrawn letters of credit.

      Total Debt to EBITDA Ratio means, as of the last day of any Fiscal Quarter, the ratio of (a) Total Debt as of such day to (b) EBITDA for the Computation Period ending on such day.

      Total Plan Liability means, at any time, the present value of all vested and unvested accrued benefits under all Pension Plans, determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

      type - see Section 2.2.1.

      UCC is defined in the Guaranty and Collateral Agreement.

      UTi - see the Preamble.

      UTi Canada means UTi, Canada, Inc., a corporation organized under the laws of Canada.

         UTi Canada Intercompany Loan means the loan or loans made from time to time by UTi to UTi Canada in an aggregate maximum principal amount of up to Five Million Dollars ($5,000,000.00) as evidenced by the UTi Canada Intercompany Note.

      UTi Canada Intercompany Note shall mean a subordinated intercompany promissory note in the amount of Five Million Dollars ($5,000,000.00) executed by UTi Canada in favor of UTi and pledged by UTi to the Administrative Agent, for the benefit of the Lenders, as security for the Obligations.

      Unfunded Liability means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Pension Plans exceeds the fair market value of all assets allocable to those benefits, all determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

      Unmatured Event of Default means any event that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.

      Wholly-Owned Subsidiary means, as to any Company, a Subsidiary of such Company all of the Capital Securities of which (except directors' qualifying Capital Securities) are at the time directly or indirectly owned by such Company and/or another Wholly-Owned Subsidiary of such Company.

      Wholly-Owned Subsidiary Guarantor means (x) the Subsidiary Guarantor or
(y) any other domestic Wholly-Owned Subsidiary (i) that either is directly liable for, or unconditionally guaranties the payment and performance of, the Obligations, (ii) such direct or guaranty obligations are secured by a grant to the Administrative Agent, for the benefit of the Lenders, of a security interest in substantially all of the assets of such Subsidiary and (iii) all of the Capital Securities of such Subsidiary are pledged to the Administrative Agent, for the benefit of the Lenders, in each case, pursuant to documents and agreements in form and substance satisfactory to the Administrative Agent.

      Withholding Certificate - see Section 7.6(d).

      Worldwide means UTi Worldwide Inc., a British Virgin Islands corporation and indirect owner of 100% of the issued and outstanding Capital Securities of the Parent Guarantor.

            1.2 Other Interpretive Provisions.

      (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

      (b) Section, Annex, Schedule and Exhibit references are to this Agreement unless otherwise specified.

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

      (c) The term "including" is not limiting and means "including without limitation."

      (d) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

      (e) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

      (f) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

      (g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Parent Guarantor, the Subsidiary Guarantor, each Company, the Subsidiaries, the Lenders and the other parties hereto and thereto and are the products of all parties. Accordingly, they shall not be construed against the Administrative Agent or the Lenders merely because of the Administrative Agent's or Lenders' involvement in their preparation.

SECTION 2 COMMITMENTS OF THE LENDERS; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES.

            2.1 Commitments. On and subject to the terms and conditions of this Agreement, each of the Lenders, severally and for itself alone, agrees to make revolving loans to, and to issue or participate in letters of credit for the account of, the Companies as follows:

      2.1.1 Revolving Commitment. Subject to the terms and conditions hereof, each Lender agrees to make loans on a revolving basis ("Revolving Loans") from time to time until the Termination Date in such Lender's Pro Rata Share of such aggregate amounts as the Company Representative may request from all Lenders; provided that the Revolving Outstandings will not at any time exceed Revolving Loan Availability.

      2.1.2 L/C Commitment. Subject to Section 2.3.1, the Issuing Lender agrees to issue letters of credit, in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to the Issuing Lender (each, a "Letter of Credit"), at the request of the Company Representative and for the account of the Company specified thereby from time to time before the scheduled Termination Date and, as more fully set forth in
Section 2.3.2, each Lender agrees to purchase a participation in each Letter of Credit; provided that (a) the aggregate Stated Amount of all Letters of Credit shall not at any time exceed Ten Million Dollars ($10,000,000.00) and (b) the Revolving Outstandings shall not at any time exceed Revolving Loan Availability. Without limiting the foregoing, for so long as they are outstanding, the term "Letter of Credit" and all provisions of this Agreement relating thereto

(including without limitation, the purchase of participation interests therein), shall be deemed to include, refer to and apply to the Existing Letters of Credit as if such Existing Letters of Credit were issued pursuant to the terms hereof.

            2.2 Loan Procedures.

      2.2.1 Various Types of Loans. Each Revolving Loan shall be divided into tranches which are, either a Base Rate Loan or a LIBOR Loan (each a "type" of Revolving Loan), as the Company Representative shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3. LIBOR Loans having the same Interest Period are sometimes called a "Group" or collectively "Groups". Base Rate Loans and LIBOR Loans may be outstanding at the same time, provided that not more than five (5) different Groups of LIBOR Loans shall be outstanding at any one time. All borrowings, conversions and repayments of Revolving Loans shall be effected so that each Lender will have a ratable share (according to its Pro Rata Share) of all types and Groups of Revolving Loans.

      2.2.2 Borrowing Procedures. The Company Representative shall give written notice (each such written notice, a "Notice of Borrowing") substantially in the form of Exhibit E or telephonic notice (followed promptly by a Notice of Borrowing) to the Administrative Agent of each proposed borrowing not later than
(a) in the case of a Base Rate borrowing, 11:00 A.M., Chicago time, on the proposed date of such borrowing, and (b) in the case of a LIBOR borrowing, 11:00 A.M., Chicago time, at least three Business Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by the Administrative Agent, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a LIBOR borrowing, the initial Interest Period therefor. Promptly upon receipt of such notice, the Administrative Agent shall advise each Lender thereof. Not later than 1:00 P.M., Chicago time, on the date of a proposed borrowing, each Lender shall provide the Administrative Agent at the office specified by the Administrative Agent with immediately available funds covering such Lender's Pro Rata Share of such borrowing and, so long as the Administrative Agent has not received written notice that the conditions precedent set forth in Section 12 with respect to such borrowing have not been satisfied, the Administrative Agent shall pay over the funds received by the Administrative Agent to the Company Representative on the requested borrowing date. Each borrowing shall be on a Business Day. Each Base Rate borrowing shall be in an aggregate amount of at least One Hundred Thousand Dollars ($100,000.00) and an integral multiple of One Hundred Thousand Dollars ($100,000.00), and each LIBOR borrowing shall be in an aggregate amount of at least One Million Dollars ($1,000,000.00) and an integral multiple of at least One Hundred Thousand Dollars ($100,000.00).

      2.2.3 Conversion and Continuation Procedures. (a) Subject to Sections
2.1.1 and 2.2.1, the Company Representative may, upon irrevocable written notice to the Administrative Agent in accordance with clause (b) below:

            (1) elect, as of any Business Day, to convert any Revolving Loans (or any part thereof in an aggregate amount not less than One Million Dollars ($1,000,000.00) or a higher integral multiple of One Hundred Thousand Dollars ($100,000.00)) into Revolving Loans of the other type; or

            (2) elect, as of the last day of the applicable Interest Period, to continue any LIBOR Loans having Interest Periods expiring on such day (or any part thereof in an aggregate amount not less than One Million Dollars ($1,000,000.00) or a higher integral multiple of One Hundred Thousand Dollars ($100,000.00)) for a new Interest Period;

provided that after giving effect to any prepayment, conversion or continuation, the aggregate principal amount of each Group of LIBOR Loans shall be at least One Million Dollars ($1,000,000.00) and an integral multiple of One Hundred Thousand Dollars ($100,000.00).

      (b) The Company Representative shall give written notice (each such written notice, a "Notice of Conversion/Continuation") substantially in the form of Exhibit F or telephonic notice (followed promptly by a Notice of Conversion/Continuation) to the Administrative Agent of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, 11:00 A.M., Chicago time, on the proposed date of such conversion and
(ii) in the case of conversion into or continuation of LIBOR Loans, 11:00 A.M., Chicago time, at least three (3) Business Days prior to the proposed date of such conversion or continuation, specifying in each case:

            (1) the proposed date of conversion or continuation;

            (2) the aggregate amount of Revolving Loans to be converted or continued;

            (3) the type of Revolving Loans resulting from the proposed conversion or continuation; and

            (4) in the case of conversion into, or continuation of, LIBOR Loans, the duration of the requested Interest Period therefor.

      (c) If upon the expiration of any Interest Period applicable to LIBOR Loans, the Company Representative has failed to select timely a new Interest Period to be applicable to such LIBOR Loans, the Company Representative shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective on the last day of such Interest Period.

      (d) The Administrative Agent will promptly notify each Lender of its receipt of a notice of conversion or continuation pursuant to this Section 2.2.3 or, if no timely notice is provided by the Company Representative, of the details of any automatic conversion.

      (e) Any conversion of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 8.4.

      2.2.4 Reliance on Notices; Appointment of Company Representative. Each of the Administrative Agent and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Borrowing, Notice of Conversion/Continuation or similar notice believed by it to be genuine. Each of the Administrative Agent and the Lenders may assume that each Person executing and delivering any notice in accordance herewith was duly authorized, unless the responsible individual acting thereon for the Administrative Agent or such Lender (as the case may be) has actual knowledge to the contrary. Each of the Companies hereby designates, and the Parent Guarantor and the Subsidiary Guarantor shall cause each other Loan

Party to designate, UTi as its representative and agent on its behalf (in such capacity, the "Company Representative") for the purposes of issuing Notices of Borrowing, Notices of Conversion/Continuation, giving instructions with respect to the disbursement of the proceeds of the Revolving Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of itself, any other Company or any other Loan Party under the Loan Documents. UTi hereby accepts such appointment. The Administrative Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from the Company Representative as a notice or communication from each Company or other Loan Party, as applicable, and may give any notice or communication required or permitted to be given to any Loan Party hereunder to the Company Representative on behalf of such Loan Party. Each Company agrees, and the Parent Guarantor and the Subsidiary Guarantor shall cause each other Loan Party to agree, that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Company Representative shall be deemed for all purposes to have been made by such Loan Party and shall be binding upon and enforceable against such Loan Party to the same extent as if the same had been made directly by such Loan Party.

            2.3 Letter of Credit Procedures.

      2.3.1 L/C Applications. Each Company shall execute and deliver to the Issuing Lender the Master Letter of Credit Agreement from time to time in effect. The Company Representative shall give notice to the Administrative Agent and the Issuing Lender of the proposed issuance of each Letter of Credit on a Business Day which is at least three (3) Business Days (or such lesser number of days as the Administrative Agent and the Issuing Lender shall agree in any particular instance in their sole discretion) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by an L/C Application, duly executed by the applicable Company and in all respects satisfactory to the Administrative Agent and the Issuing Lender, together with such other documentation as the Administrative Agent or the Issuing Lender may request in support thereof, it being understood that each L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which shall not be later than the earliest to occur of (x) one year from the issuance (or renewal) date thereof, (y) unless such Letter of Credit is Cash Collateralized, the stated Termination Date, or (z) if such Letter of Credit is Cash Collateralized, 180 days after the scheduled Termination Date; provided that any such Letter of Credit can provide for renewals thereof for any period not in excess of the maximum term set forth immediately above), and whether such Letter of Credit is to be transferable in whole or in part. Any Letter of Credit outstanding after the scheduled Termination Date which is Cash Collateralized for the benefit of the Issuing Lender shall be the sole responsibility of the Issuing Lender. So long as the Issuing Lender has not received written notice that the conditions precedent set forth in Section 12 with respect to the issuance of such Letter of Credit have not been satisfied, the Issuing Lender shall issue such Letter of Credit on the requested issuance date. The Issuing Lender shall promptly advise the Administrative Agent of the issuance of each Letter of Credit and of any amendment thereto, extension thereof or event or circumstance changing the amount available for drawing thereunder. In the event of any inconsistency between the terms of the Master Letter of Credit Agreement, any L/C Application and the terms of this Agreement, the terms of this Agreement shall control.

      2.3.2 Participations in Letters of Credit. Concurrently with the issuance of each Letter of Credit, the Issuing Lender shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Lender's Pro Rata Share, in such Letter of Credit and the Companies' reimbursement obligations with respect thereto. If the Companies do not pay any reimbursement obligation when due, then the Company Representative shall be deemed to have immediately requested that the Lenders make a Revolving Loan which is a Base Rate Loan in a principal amount equal to such reimbursement obligations. The Administrative Agent shall promptly notify such Lenders of such deemed request and, without the necessity of compliance with the requirements of
Section 2.2.2, 12.2 or otherwise such Lender shall make available to the Administrative Agent its Pro Rata Share of such Revolving Loan. The proceeds of such Revolving Loan shall be paid over by the Administrative Agent to the Issuing Lender for the account of the Companies in satisfaction of such reimbursement obligations. For the purposes of this Agreement, the unparticipated portion of each Letter of Credit shall be deemed to be the Issuing Lender's "participation" therein. The Issuing Lender hereby agrees, upon request of the Administrative Agent or any Lender, to deliver to the Administrative Agent or such Lender a list of all outstanding Letters of Credit issued by the Issuing Lender, together with such information related thereto as the Administrative Agent or such Lender may reasonably request.

      2.3.3 Reimbursement Obligations. (a) The Companies jointly and severally hereby unconditionally and irrevocably agree to reimburse the Issuing Lender for each payment or disbursement made by the Issuing Lender under any Letter of Credit honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made. Any amount not reimbursed on the date of such payment or disbursement shall bear interest from the date of such payment or disbursement to the date that the Issuing Lender is reimbursed by the Companies therefor, payable on demand, at a rate per annum equal to the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect plus, beginning on the third Business Day after receipt of notice from the Issuing Lender of such payment or disbursement, 2%. The Issuing Lender shall notify the Company Representative and the Administrative Agent whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided that the failure of the Issuing Lender to so notify the Company Representative or the Administrative Agent shall not affect the rights of the Issuing Lender or the Lenders in any manner whatsoever.

      (b) The Companies' joint and several reimbursement obligations hereunder shall be irrevocable and unconditional under all circumstances, including (a) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, (b) the existence of any claim, set-off, defense or other right which any Loan Party may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuing Lender, any Lender or any other Person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Loan Party and the beneficiary named in any Letter of Credit), (c) the validity, sufficiency or genuineness of any document which the Issuing Lender has determined complies on its face with the terms of the applicable Letter of Credit, even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect, or (d) the surrender or impairment of any security for the performance or observance of any of the terms hereof. Without limiting the foregoing, no action or omission whatsoever by the Administrative Agent or any Lender (excluding any Lender in its capacity as the Issuing Lender) under or in connection with any Letter of Credit or any related matters shall result in any liability of the Administrative Agent or any Lender to the Companies (or any of them), or relieve the Companies of any of their obligations hereunder to any such Person.

      2.3.4 Funding by Lenders to Issuing Lender. If the Issuing Lender makes any payment or disbursement under any Letter of Credit and (a) the Companies have not reimbursed the Issuing Lender in full for such payment or disbursement by 11:00 A.M., Chicago time, on the date of such payment or disbursement, (b) a Revolving Loan may not be made in accordance with Section 2.2.2 or (c) any reimbursement received by the Issuing Lender from the Companies is or must be returned or rescinded upon or during any bankruptcy or reorganization of any such Company or otherwise, each other Lender shall be obligated to pay to the Administrative Agent for the account of the Issuing Lender, in full or partial payment of the purchase price of its participation in such Letter of Credit, its Pro Rata Share of such payment or disbursement (but no such payment shall diminish the joint and several obligations of the Companies under Section 2.3.3), and, upon notice from the Issuing Lender, the Administrative Agent shall promptly notify each other Lender thereof. Each other Lender irrevocably and unconditionally agrees to so pay to the Administrative Agent in immediately available funds for the Issuing Lender's account the amount of such other Lender's Pro Rata Share of such payment or disbursement. If and to the extent any Lender shall not have made such amount available to the Administrative Agent by 2:00 P.M., Chicago time, on the Business Day on which such Lender receives notice from the Administrative Agent of such payment or disbursement (it being understood that any such notice received after noon, Chicago time, on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to the Administrative Agent for the Issuing Lender's account forthwith on demand, for each day from the date such amount was to have been delivered to the Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three (3) Business Days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect. Any Lender's failure to make available to the Administrative Agent its Pro Rata Share of any such payment or disbursement shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent such other Lender's Pro Rata Share of such payment, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent such other Lender's Pro Rata Share of any such payment or disbursement. Notwithstanding anything herein to the contrary, in respect of any payment or disbursement under a Letter of Credit, no Lender shall be required to fund, pay or remit, whether as a result of a Revolving Loan pursuant to Section 2.3.2 and/or pursuant to this Section 2.3.4, more than such Lender's Pro Rata Share of such payment or disbursement.

            2.4 Commitments Several. The failure of any Lender to make a requested Revolving Loan on any date shall not relieve any other Lender of its obligation (if any) to make a Revolving Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Revolving Loan to be made by such other Lender.

            2.5 Certain Conditions. Except as otherwise provided in Section 2.3.4, but without limiting Section 12, no Lender shall have an obligation to make any Revolving Loan, or to permit the continuation of or any conversion into any LIBOR Loan, and the Issuing Lender shall not have any obligation to issue any Letter of Credit, if an Event of Default or Unmatured Event of Default exists.

SECTION 3 EVIDENCING OF REVOLVING LOANS.

            3.1 Notes. The Revolving Loans of each Lender shall be evidenced by a Note, with appropriate insertions, payable to the order of such Lender in a face principal amount equal to the sum of such Lender's Commitment.

            3.2 Recordkeeping. The Administrative Agent, on behalf of each Lender, shall record in its records, the date and amount of each Revolving Loan made by each Lender, each repayment or conversion thereof and, in the case of each LIBOR Loan, the dates on which each Interest Period for such LIBOR Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Revolving Loans owing and unpaid. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of the Companies hereunder or under any Note to repay the principal amount of the Revolving Loans hereunder, together with all interest accruing thereon.

SECTION 4 INTEREST.

            4.1 Interest Rates. Each of the Companies hereby jointly and severally promises to pay interest on the unpaid principal amount of each Revolving Loan for the period commencing on the date of such Revolving Loan until such Revolving Loan is paid in full as follows:

      (a) at all times while such Revolving Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect, plus the Base Rate Margin from time to time in effect; and

      (b) at all times while such Revolving Loan is a LIBOR Loan, at a rate per annum equal to the sum of the LIBOR Rate applicable to each Interest Period for such LIBOR Loan, plus the LIBOR Margin from time to time in effect;

provided that at any time an Event of Default exists, unless the Required Lenders otherwise consent, the interest rate applicable to each Revolving Loan shall be increased by 2% (and, in the case of Obligations not bearing interest, such Obligations shall bear interest at a per annum rate equal to the Base Rate applicable to the Revolving Loans plus 2%), provided further that such increase may thereafter be rescinded by the Required Lenders, notwithstanding Section
15.1. Notwithstanding the foregoing, upon the occurrence of an Event of Default under Section 13.1.1 or 13.1.4, such increase shall occur automatically.

            4.2 Interest Payment Dates. Accrued interest on each Base Rate Loan shall be payable in arrears on the last day of each calendar quarter and at maturity. Accrued interest on each LIBOR Loan shall be payable on the last day of each Interest Period relating to such

LIBOR Loan (and, in the case of a LIBOR Loan with an Interest Period in excess of three (3) months, on the three-month anniversary of the first day of such Interest Period), upon a prepayment of such LIBOR Loan, and at maturity. After maturity, and at any time an Event of Default exists, accrued interest on all Revolving Loans shall be payable on demand.

            4.3 Setting and Notice of LIBOR Rates. The applicable LIBOR Rate for each Interest Period shall be determined by the Administrative Agent, and notice thereof shall be given by the Administrative Agent promptly to the Company Representative and each Lender. Each determination of the applicable LIBOR Rate by the Administrative Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Administrative Agent shall, upon written request of the Company Representative or any Lender, deliver to the Company Representative or such Lender a statement showing the computations used by the Administrative Agent in determining any applicable LIBOR Rate hereunder.

            4.4 Computation of Interest. Interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days. The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate.

SECTION 5 FEES.

            5.1 Non-Use Fee. Each of the Companies hereby jointly and severally agrees to pay to the Administrative Agent for the account of each Lender a non-use fee, for the period from the Closing Date to the Termination Date, at the Non-Use Fee Rate in effect from time to time of such Lender's Pro Rata Share (as adjusted from time to time) of the unused amount of the Revolving Commitment. For purposes of calculating usage under this Section, the Revolving Commitment shall be deemed used to the extent of Revolving Outstandings. Such non-use fee shall be payable in arrears on the last day of each calendar quarter and on the Termination Date for any period then ending for which such non-use fee shall not have previously been paid. The non-use fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

            5.2 Letter of Credit Fees. (a) Each of the Companies hereby jointly and severally agrees to pay to the Administrative Agent for the account of each Lender a letter of credit fee for each Letter of Credit equal to the L/C Fee Rate in effect from time to time of such Lender's Pro Rata Share (as adjusted from time to time) of the undrawn amount of such Letter of Credit (computed for the actual number of days elapsed on the basis of a year of 360 days); provided that, unless the Required Lenders otherwise consent, the rate applicable to each Letter of Credit shall be increased by 2% at any time that an Event of Default exists. Such letter of credit fee shall be payable in arrears on the last day of each calendar quarter and on the Termination Date (or such later date on which such Letter of Credit expires or is terminated) for the period from the date of the issuance of each Letter of Credit (or the last day on which the letter of credit fee was paid with respect thereto) to the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated or cancelled.

      (b) In addition, with respect to each Letter of Credit, each of the Companies hereby jointly and severally agrees to pay to the Issuing Lender, for its own account, (i) such fees and expenses as the Issuing Lender customarily requires in connection with the issuance, negotiation,

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

processing and/or administration of letters of credit in similar situations and
(ii) a letter of credit fronting fee in the amount and at the times agreed to by the Companies and the Issuing Lender.

            5.3 Administrative Agent's Fees. Each of the Companies hereby jointly and severally agrees to pay to the Administrative Agent such agent's fees as are mutually agreed to from time to time by the Companies and the Administrative Agent including the fees set forth in the Agent Fee Letter.

SECTION 6 REDUCTION OR TERMINATION OF THE REVOLVING COMMITMENT; PREPAYMENTS.

            6.1 Reduction or Termination of the Revolving Commitment.

      6.1.1 Voluntary Reduction or Termination of the Revolving Commitment. The Companies may from time to time on at least five Business Days' prior written notice received by the Administrative Agent (which shall promptly advise each Lender thereof) from the Company Representative (a) permanently reduce the Revolving Commitment to an amount not less than the Revolving Outstandings or
(b) permanently terminate such Revolving Commitment. Any such reduction shall be in an amount not less than Five Million Dollars ($5,000,000.00) or a higher integral multiple of One Million Dollars ($1,000,000.00). Concurrently with any reduction or termination of the Revolving Commitment to zero, the Companies shall pay the applicable principal amount of and all interest on the Revolving Loans, all non-use fees and all letter of credit fees and shall Cash Collateralize in full all obligations arising with respect to any outstanding Letters of Credit.

      6.1.2 All Reductions of the Revolving Commitment. All reductions of the Revolving Commitment shall reduce the Commitments ratably among the Lenders according to their respective Pro Rata Shares.

            6.2 Prepayments.

      6.2.1 Voluntary Prepayments. The Companies may from time to time prepay the Revolving Loans in whole or in part; provided that the Company Representative shall give the Administrative Agent (which shall promptly advise each Lender) notice thereof not later than 11:00 A.M., Chicago time, on the day of such prepayment (which shall be a Business Day), specifying the Revolving Loans to be prepaid and the date and amount of prepayment. Any such partial prepayment shall be in an amount equal to at least One Hundred Thousand Dollars ($100,000.00) or a higher integral multiple of Ten Thousand Dollars ($10,000.00). Principal amounts prepaid pursuant to this Section 6.2.1 may, subject to the terms and conditions hereof, be reborrowed.

      6.2.2 Mandatory Prepayments.

      (a) If on any day the Revolving Outstandings exceed the Borrowing Base, the Companies shall immediately prepay Revolving Loans and/or Cash Collateralize the outstanding Letters of Credit, or do a combination of the foregoing, in an amount sufficient to eliminate such excess.

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

      (b) If on any day on which the Revolving Commitment is reduced pursuant to
Section 6.1.1, the Revolving Outstandings exceed the Revolving Commitment, the Companies shall immediately prepay Revolving Loans or Cash Collateralize the outstanding Letters of Credit, or do a combination of the foregoing, in an amount sufficient to eliminate such excess.

      (c) NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, ALL OBLIGATIONS OWING HEREUNDER AND UNDER THE OTHER LOAN DOCUMENTS SHALL BE IMMEDIATELY DUE AND PAYABLE ON THE TERMINATION DATE, WITHOUT ANY REQUIREMENT OF NOTICE, DEMAND OR PRESENTMENT.

            6.3 Manner of Prepayments.

      6.3.1 All Prepayments. Any partial prepayment of a Group of LIBOR Loans shall be subject to the proviso to Section 2.2.3(a). Any prepayment of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being prepaid and shall be subject to
Section 8.4. Except as otherwise provided by this Agreement, all principal payments in respect of the Revolving Loans shall be applied first, to repay outstanding Base Rate Loans and then to repay outstanding LIBOR Rate Loans in direct order of Interest Period maturities.

            6.4 Repayments of Revolving Loans. The Revolving Loans of each Lender shall be due and payable in full and the Revolving Commitment shall terminate on the Termination Date.

SECTION 7 MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

            7.1 Making of Payments. All payments of principal or interest on the Notes, and of all fees, shall be made by the Companies to the Administrative Agent in immediately available funds at the office specified by the Administrative Agent not later than noon, Chicago time, on the date due; and funds received after that hour shall be deemed to have been received by the Administrative Agent on the following Business Day. The Administrative Agent shall promptly remit to each Lender its share of all such payments received in collected funds by the Administrative Agent for the account of such Lender. All payments under Sections 7.6, 8.1 and 8.4 shall be made by the Companies directly to the Lender entitled thereto without setoff, counterclaim or other defense.

            7.2 Application of Certain Payments. So long as no Unmatured Event of Default or Event of Default has occurred and is continuing, (a) payments matching specific scheduled payments then due shall be applied to those scheduled payments and (b) voluntary and mandatory prepayments shall be applied as set forth in Section 6.3.1. After the occurrence and during the continuance of an Unmatured Event of Default or Event of Default, all amounts collected or received by the Administrative Agent or any Lender as proceeds from the sale of, or other realization upon, all or any part of the Collateral shall be applied as set forth in the Guaranty and Collateral Agreement. Concurrently with each remittance to any Lender of its share of any such payment, the Administrative Agent shall advise such Lender as to the application of such payment.

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

            7.3 Due Date Extension. If any payment of principal or interest with respect to any of the Revolving Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a LIBOR Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

            7.4 Setoff. Each Company agrees that the Administrative Agent and each Lender have all rights of set-off and bankers' lien provided by applicable law, and in addition thereto, each Company agrees that at any time any Event of Default exists, the Administrative Agent and each Lender may apply to the payment of any Obligations of the Companies hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of the Companies (or any of them) then or thereafter with the Administrative Agent or any such Lender.

            7.5 Proration of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise, on account of (a) principal of or interest on any Revolving Loan, but excluding (i) any payment pursuant to Section 8.7 or 15.6 and (ii) payments of interest on any Affected Loan) or (b) its participation in any Letter of Credit) in excess of its applicable Pro Rata Share of payments and other recoveries obtained by all Lenders on account of principal of and interest on the Revolving Loans (or such participation) then held by them, then such Lender shall purchase from the other Lenders such participations in the Revolving Loans (or sub-participations in Letters of Credit) held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

            7.6 Taxes.

      (a) All payments made by the Companies hereunder or under any Loan Documents shall be made without setoff, counterclaim, or other defense. To the extent permitted by applicable law, all payments hereunder or under the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit of, any person shall be made by the Companies free and clear of and without deduction or withholding for, or on account of, any Taxes now or hereafter imposed by any taxing authority.

      (b) If the Companies (or any of them) makes any payment hereunder or under any Loan Document in respect of which it is required by applicable law to deduct or withhold any Taxes, the Companies shall increase the payment hereunder or under any such Loan Document such that after the reduction for the amount of Taxes withheld (and any taxes withheld or imposed with respect to the additional payments required under this Section 7.6(b)), the amount paid to the Lenders or the Administrative Agent equals the amount that was payable hereunder or under any such Loan Document without regard to this Section 7.6(b). To the extent the Companies (or any of them) withholds any Taxes on payments hereunder or under any Loan Document, the Companies shall pay the full amount deducted to the relevant taxing authority within the time allowed for payment under applicable law and shall deliver to the Administrative Agent within 30 days after they have made payment to such authority a receipt issued by such authority (or other evidence satisfactory to the Administrative Agent) evidencing the payment of all amounts so required to be deducted or withheld from such payment.

      (c) If any Lender or the Administrative Agent is required by law to make any payments of any Taxes on or in relation to any amounts received or receivable hereunder or under any other Loan Document, or any Tax is assessed against a Lender or the Administrative Agent with respect to amounts received or receivable hereunder or under any other Loan Document, the Companies hereby jointly and severally agree to indemnify such person, on demand, against (i) such Tax (and any reasonable counsel fees and expenses associated with such Tax) and (ii) any taxes imposed as a result of the receipt of the payment under this
Section 7.6(c). A certificate prepared in good faith as to the amount of such payment by such Lender or the Administrative Agent shall, absent manifest error, be final, conclusive, and binding on all parties.

      (d) (i) To the extent permitted by applicable law, each Lender that is not a United States person within the meaning of Code Section 7701(a)(30) (a "Non-U.S. Participant") shall deliver to the Company Representative and the Administrative Agent on or prior to the Closing Date (or in the case of a Lender that is an Assignee, on the date of such assignment to such Lender) two accurate and complete original signed copies of IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable form prescribed by the IRS) certifying to such Lender's entitlement to a complete exemption from, or a reduced rate in, United States withholding tax on interest payments to be made hereunder on any Revolving Loan. If a Lender that is a Non-U.S. Participant is claiming a complete exemption from withholding on interest pursuant to Sections 871(h) or 881(c) of the Code, the Lender shall deliver (along with two accurate and complete original signed copies of IRS Form W-8BEN) a certificate in form and substance reasonably acceptable to Administrative Agent (any such certificate, a "Withholding Certificate"). In addition, each Lender that is a Non-U.S. Participant agrees that from time to time after the Closing Date, (or in the case of a Lender that is an Assignee, after the date of the assignment to such Lender), when a lapse in time (or change in circumstances occurs) renders the prior certificates hereunder obsolete or inaccurate in any material respect, such Lender shall, to the extent permitted under applicable law, deliver to the Company Representative and the Administrative Agent two new and accurate and complete original signed copies of an IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable forms prescribed by the IRS), and if applicable, a new Withholding Certificate, to confirm or establish the entitlement of such Lender or the Administrative Agent to an exemption from, or reduction in, United States withholding tax on interest payments to be made hereunder on any Revolving Loan.

      (ii) Each Lender that is not a Non-U.S. Participant (other than any such Lender which is taxed as a corporation for U.S. federal income tax purposes) shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to the Company Representative and the Administrative Agent certifying that such Lender is exempt from United States backup withholding tax. To the extent that a form provided pursuant to this Section 7.6(d)(ii) is rendered obsolete or inaccurate in any material respects as result of change in circumstances with respect to the status of a Lender, such Lender shall, to the extent permitted by applicable law, deliver to the Company Representative and the

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

Administrative Agent revised forms necessary to confirm or establish the entitlement to such Lender's or Administrative Agent's exemption from United States backup withholding tax.

      (iii) The Companies shall not be required to pay additional amounts to a Lender, or indemnify any Lender, under this Section 7.6 to the extent that such obligations would not have arisen but for the failure of such Lender to comply with this Section 7.6(d).

      (iv) Each Lender agrees to indemnify the Administrative Agent and hold the Administrative Agent harmless for the full amount of any and all present or future Taxes and related liabilities (including penalties, interest, additions to tax and expenses, and any Taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this Section 7.6) which are imposed on or with respect to principal, interest or fees payable to such Lender hereunder and which are not paid by the Companies pursuant to this Section 7.6, whether or not such Taxes or related liabilities were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Administrative Agent makes written demand therefor.

      SECTION 8 INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS.

            8.1 Increased Costs. (a) If, after the date hereof, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency: (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve to the extent included in the determination of the LIBOR Rate pursuant to Section 4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender; or
(ii) shall impose on any Lender any other condition affecting its LIBOR Loans, its Note or its obligation to make LIBOR Loans or the Letters of Credit or any participations therein; and the result of anything described in clauses (i) and
(ii) above is to increase the cost to (or to impose a cost on) such Lender (or any LIBOR Office of such Lender) of making or maintaining any LIBOR Loan or issuing or participating in any Letters of Credit, or to reduce the amount of any sum received or receivable by such Lender (or its LIBOR Office) under this Agreement or under its Note with respect thereto, then upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent), the Companies shall pay, and jointly and severally hereby agree to pay, directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor.

      (b) If any Lender shall reasonably determine that any change in, or the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by any Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or

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

comparable agency, has or would have the effect of reducing the rate of return on such Lender's or such controlling Person's capital as a consequence of such Lender's obligations hereunder or under any Letter of Credit to a level below that which such Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration such Lender's or such controlling Person's policies with respect to capital adequacy) by an amount deemed by such Lender or such controlling Person to be material, then from time to time, upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent), the Companies shall pay, and jointly and severally hereby agree to pay, to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor.

            8.2 Basis for Determining Interest Rate Inadequate or Unfair.

      (a) If the Administrative Agent reasonably determines (which determination shall be binding and conclusive on the Companies) that by reason of circumstances affecting the interbank LIBOR market adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate; or

      (b) the Required Lenders advise the Administrative Agent that the LIBOR Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of maintaining or funding LIBOR Loans for such Interest Period (taking into account any amount to which such Lenders may be entitled under Section 8.1) or that the making or funding of LIBOR Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of such Lenders materially affects such LIBOR Loans;

then the Administrative Agent shall promptly notify the other parties thereof and, so long as such circumstances shall continue, (i) no Lender shall be under any obligation to make, continue or convert any Base Rate Loans into LIBOR Loans and (ii) on the last day of the current Interest Period for each LIBOR Loan, such LIBOR Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.

            8.3 Changes in Law Rendering LIBOR Loans Unlawful. If any change in, or the adoption of any new, law or regulation, or any change in the interpretation of any applicable law or regulation by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of any Lender cause a substantial question as to whether it is) unlawful for any Lender to make, maintain or fund LIBOR Loans, then such Lender shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) such Lender shall have no obligation to make, continue or convert any Base Rate Loan into a LIBOR Loan (but shall make Base Rate Loans concurrently with the making or continuation of or conversion of Base Rate Loans into LIBOR Loans by the Lenders which are not so affected, in each case in an amount equal to the amount of LIBOR Loans which would be made, continued or converted into by such Lender at such time in the absence of such circumstances) and (b) on the last day of the current Interest Period for each LIBOR Loan of such Lender (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such LIBOR Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan. Each Base Rate Loan made by a Lender which, but for the circumstances described in the foregoing sentence, would be a LIBOR Loan (an "Affected Loan") shall remain outstanding for the period corresponding to the Group of LIBOR Loans of which such Affected Loan would be a part absent such circumstances.

            8.4 Funding Losses. Each of the Companies hereby agrees that upon demand by any Lender (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, a copy of which shall be furnished to the Administrative Agent), the Companies will jointly and severally indemnify such Lender against any net loss or expense which such Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any LIBOR Loan), as reasonably determined by such Lender, as a result of (a) any payment, prepayment or conversion of any LIBOR Loan of such Lender on a date other than the last day of an Interest Period for such LIBOR Loan (including any conversion pursuant to Section 8.3) or (b) any failure of the Companies (or any of them) to borrow, convert or continue any LIBOR Loan on a date specified therefor in a notice of borrowing, conversion or continuation pursuant to this Agreement. For this purpose, all notices to the Administrative Agent pursuant to this Agreement shall be deemed to be irrevocable.

            8.5 Right of Lenders to Fund through Other Offices. Each Lender may, if it so elects, fulfill its commitment as to any LIBOR Loan by causing a foreign branch or Affiliate of such Lender to make such LIBOR Loan; provided that in such event for the purposes of this Agreement such LIBOR Loan shall be deemed to have been made by such Lender and the obligation of the Companies to repay such LIBOR Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such LIBOR Loan, for the account of such branch or Affiliate.

            8.6 Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its LIBOR Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each LIBOR Loan during each Interest Period for such LIBOR Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period.

            8.7 Mitigation of Circumstances; Replacement of Lenders. (a) Each Lender shall promptly notify the Company Representative and the Administrative Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender's sole judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by the Companies to pay any amount pursuant to Section 7.6 or 8.1 or (ii) the occurrence of any circumstances described in Section 8.3 (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify the Company Representative and the Administrative Agent). Without limiting the foregoing, each Lender will designate a different funding office if such designation will avoid (or reduce the cost to the Companies of)

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

any event described in clause (i) or (ii) above and such designation will not, in such Lender's sole judgment, be otherwise disadvantageous to such Lender.

      (b) If the Companies are required by any Lender to pay additional amounts to such Lender pursuant to Section 8.1, or any Lender gives notice of the occurrence of any circumstances described in Section 8.3, the Company Representative may designate another bank which is acceptable to the Administrative Agent and the Issuing Lender in their reasonable discretion (such other bank being called a "Replacement Lender") to purchase the Revolving Loans of such Lender and such Lender's rights hereunder, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the outstanding principal amount of the Revolving Loans payable to such Lender plus any accrued but unpaid interest thereon and all accrued but unpaid fees owed to such Lender and any other amounts payable to such Lender under this Agreement, and to assume all the obligations of such Lender hereunder, and, upon such purchase and assumption (pursuant to an Assignment Agreement), such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to the Companies and the other Loan Parties hereunder and under the other Loan Documents, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder.

            8.8 Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Lender pursuant to Section 8.1, 8.2, 8.3 or
8.4 shall be conclusive absent demonstrable error. Lenders may use reasonable averaging and attribution methods in determining compensation under Sections 8.1 and 8.4, and the provisions of such Sections and of Section 7.6 shall survive repayment of the Obligations, cancellation of any Notes, expiration, termination or cancellation of the Letters of Credit and termination of this Agreement.

SECTION 9 REPRESENTATIONS AND WARRANTIES.

      To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Revolving Loans and issue and participate in Letters of Credit hereunder, each of the Loan Parties hereby jointly and severally represents and warrants to the Administrative Agent and the Lenders that:

            9.1 Organization. Each Loan Party is validly existing and in good standing under the laws of its jurisdiction of organization; and each Loan Party is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect.

            9.2 Authorization; No Conflict. Each Loan Party has all requisite power and authority and is duly authorized to execute and deliver each Loan Document to which it is a party, each Company has all requisite power and authority and is duly authorized to borrow monies and obtain other extensions of credit hereunder and each Loan Party has all requisite power and authority and is duly authorized to perform its Obligations under each Loan Document to which it is a party. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, and the borrowings by and other extensions of credit to the Companies (or any of them) hereunder, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect),
(b) conflict with (i) any provision of applicable law, (ii) the charter, by-laws or other organizational documents of any Loan Party, (iii) any material agreement, indenture, instrument or other document, or (iv) any judgment, order or decree, which is binding upon any Loan Party or any of their respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of any Loan Party (other than Liens in favor of the Administrative Agent created pursuant to the Collateral Documents).

            9.3 Validity and Binding Nature. Each of this Agreement and each other Loan Document to which any Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and United States similar laws affecting the enforceability of creditors' rights generally and to general principles of equity.

            9.4 Financial Condition. The audited annual consolidated financial statements of the Parent Guarantor and its Subsidiaries for Fiscal Years 2002, 2003 and 2004 and the unaudited consolidated financial statements of the Parent Guarantor and the Subsidiaries as at the Fiscal Quarters ended since January 31, 2004, copies of each of which have been delivered to the Administrative Agent, were prepared in accordance with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly in all material respects the consolidated financial condition of the Parent Guarantor and its Subsidiaries as at such dates and the results of their operations for the periods then ended.

            9.5 No Material Adverse Change. Since the Parent Guarantor's Fiscal Year ended January 31, 2004, there has been no material adverse change in the condition (financial or otherwise), operations, assets, businesses, properties or prospects of the Parent Guarantor, the Companies and the Subsidiaries (taken as a whole).

            9.6 Litigation and Contingent Liabilities. No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the Responsible Officers' knowledge, threatened against any Loan Party which might reasonably be expected to have a Material Adverse Effect, except as set forth in Schedule 9.6. Other than any liability incident to such litigation or proceedings, no Loan Party has any material Contingent Liabilities not listed on Schedule 9.6 or permitted by Section 11.1.

            9.7 Ownership of Properties; Liens. Each Loan Party owns good and, in the case of real property, marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like) other than Permitted Liens.

            9.8 Equity Ownership; Subsidiaries. All issued and outstanding Capital Securities of each Loan Party are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than those in favor of the Administrative Agent for the benefit of the Lenders, and such securities were issued in compliance in all material respects with

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

all applicable United States federal and state laws concerning the issuance of securities. Schedule 9.8 sets forth the authorized Capital Securities of each Loan Party and its Subsidiaries as of the Closing Date. All of the issued and outstanding Capital Securities of the Parent Guarantor, the Subsidiary Guarantor, the Companies and the Subsidiaries are owned as set forth on Schedule
9.8 as of the Closing Date, and all of the issued and outstanding Capital Securities of each Company and each Subsidiary (including each other Loan Party) is, directly or indirectly, owned by the Parent Guarantor. As of the Closing Date, except as set forth on Schedule 9.8, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Capital Securities of any Loan Party.

            9.9 Pension Plans. (a) The Unfunded Liability of all Pension Plans does not in the aggregate exceed twenty percent of the Total Plan Liability for all such Pension Plans. Each Pension Plan complies in all material respects with all applicable requirements of United States law and regulations. No contribution failure under Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan has occurred with respect to any Pension Plan, sufficient to give rise to a Lien under Section 302(f) of ERISA, or otherwise to have a Material Adverse Effect. There are no pending or, to the knowledge of the Responsible Officers, threatened, claims, actions, investigations or lawsuits against any Pension Plan, any fiduciary of any Pension Plan, or the Parent Guarantor, the Subsidiary Guarantor, any Company or any other member of the Controlled Group with respect to a Pension Plan or a Multiemployer Pension Plan which could reasonably be expected to have a Material Adverse Effect. Neither the Parent Guarantor, the Subsidiary Guarantor, any Company nor any other member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Pension Plan or Multiemployer Pension Plan which would subject that Person to any material liability. Within the past five years, neither the Parent Guarantor, the Subsidiary Guarantor, any Company nor any other member of the Controlled Group has engaged in a transaction which resulted in a Pension Plan with an Unfunded Liability being transferred out of the Controlled Group, which could reasonably be expected to have a Material Adverse Effect. No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan, which could reasonably be expected to have a Material Adverse Effect.

      (b) All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by the Parent Guarantor, the Subsidiary Guarantor, any Company or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; neither the Parent Guarantor, the Subsidiary Guarantor, any Company nor any other member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan; and neither the Parent Guarantor, the Subsidiary Guarantor, any Company nor any other member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

            9.10 Investment Company Act. No Loan Party is an "investment company" or a company "controlled" by an "investment company" or a "subsidiary" of an "investment company," within the meaning of the Investment Company Act of 1940.

            9.11 Public Utility Holding Company Act. No Loan Party is a "holding company", or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935.

            9.12 Regulation U. No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No Letter of Credit and no proceeds of any Revolving Loan will be used for any purpose which violates or is inconsistent with Regulation U.

            9.13 Taxes. Each Loan Party has timely filed all federal, state income and other material tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges due and payable with respect to such returns, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. The Loan Parties have made adequate reserves on their books and records in accordance with GAAP for all federal, state income and other material taxes that have accrued but which are not yet due and payable. No Loan Party has participated in any transaction that relates to a year of the taxpayer (which is still open under the applicable statute of limitations) which is a "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (irrespective of the date when the transaction was entered into).

            9.14 Solvency, etc. On the Closing Date, and immediately prior to and after giving effect to the issuance of each Letter of Credit and each borrowing hereunder and the use of the proceeds thereof, with respect to each Loan Party, individually, (a) the fair value of its assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated, (b) the present fair saleable value of its assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) it is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) it does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (e) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

            9.15 Environmental Matters. The on-going operations of each Loan Party comply in all respects with all Environmental Laws, except such non-compliance which could not (if enforced in accordance with applicable law) reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Each Loan Party has obtained, and maintained, and continues to maintain, in good standing, all licenses, permits, authorizations, registrations and other approvals required under any Environmental Law and required for their respective ordinary course operations, and for their reasonably anticipated future operations, and each Loan Party is in compliance with all terms and conditions thereof, except where the failure to do so could not reasonably be expected to result in, either individually or in the aggregate, in a Material Adverse Effect. No Loan Party or any of its properties or operations is subject to, or reasonably anticipates the issuance of, any written order from or agreement with any Federal, state or local governmental authority, nor subject to any judicial or docketed administrative or other proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Substance. There are no Hazardous Substances or other conditions or circumstances existing with respect to any property, arising from operations prior to the Closing Date, or relating to any waste disposal, of any Loan Party that would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, no Loan Party owns or operates any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that at any time have released, leaked, disposed of or otherwise discharged Hazardous Substances.

            9.16 Insurance. Set forth on Schedule 9.16 is a complete and accurate summary of the property and casualty insurance program of the Loan Parties as of the Closing Date (including the names of all insurers, policy numbers, amounts and types of coverage, premiums, self-insured retention, and a description in reasonable detail of any self-insurance program, retrospective rating plan, fronting arrangement or other risk assumption arrangement involving any Loan Party). Each Loan Party and its properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Parties operate.

            9.17 Real Property. Set forth on Schedule 9.17 is a complete and accurate list, as of the Closing Date, of the address of all real property owned or leased by any Loan Party, together with, in the case of leased property, the name and mailing address of the lessor of such property.

            9.18 Information. All information heretofore or contemporaneously herewith furnished in writing by any Loan Party to the Administrative Agent or any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Administrative Agent and the Lenders that any projections and forecasts provided by the any of the Parent Guarantor, the Subsidiary Guarantor, and/or the Companies (or any of them) are based on good faith estimates and assumptions believed by such Person(s) to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

            9.19 Intellectual Property. Each Loan Party owns and possesses or has a license or other right to use all material patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the businesses of the Loan Parties, without any infringement upon rights of, or by, others which could reasonably be expected to have a Material Adverse Effect.

            9.20 Burdensome Obligations. No Loan Party is a party to any agreement or contract or subject to any restriction contained in its organizational documents which could reasonably be expected to have a Material Adverse Effect.

            9.21 Labor Matters. No Loan Party is subject to any labor or collective bargaining agreement. There are no existing or, to the Responsible Officers' knowledge, threatened strikes, lockouts or other labor disputes involving any Loan Party that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Loan Parties are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters.

            9.22 No Default. No Event of Default or Unmatured Event of Default exists or would result from the incurrence by any Loan Party of any Debt hereunder or under any other Loan Document.

            9.23 Intentionally omitted.

            9.24 CASS Reserve. Each Loan Party has timely paid all accounts payable due and owing to CASS in accordance with the terms and provisions of the CASS Agreement, except any such accounts payable which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books and records.

SECTION 10 AFFIRMATIVE COVENANTS.

      Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated or cancelled or have expired, each of the Loan Parties agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

            10.1 Reports, Certificates and Other Information. Furnish to the Administrative Agent (which shall promptly furnish copies thereof to each of the Lenders):

      10.1.1 Annual Report. Promptly when available and in any event within 120 days after the close of each Fiscal Year: (a) a copy of the annual audit report of the Parent Guarantor and its Subsidiaries for such Fiscal Year, including therein consolidated balance sheets and statements of earnings and cash flows of the Parent Guarantor and its Subsidiaries as at the end of such Fiscal Year, certified without adverse reference to going concern value and without qualification by independent auditors of recognized standing selected by the Parent Guarantor and reasonably acceptable to the Administrative Agent, together with (i) a written statement from such accountants to the effect that in making the examination necessary for the signing of such annual audit report by such accountants, nothing came to their attention that caused them to believe that the Parent Guarantor was not in compliance with any provision of Section 11.4 or
11.14 of this Agreement insofar as such provision relates to accounting matters or, if something has come to their attention that caused them to believe that the Parent Guarantor was not in compliance with any such provision, describing such non-compliance in reasonable detail and (ii) a comparison with the budget for such Fiscal Year and a comparison with the previous Fiscal Year; and (b) a consolidating balance sheet of the Parent Guarantor and its Subsidiaries as of the end of such Fiscal Year and consolidating statement of earnings and cash flows for the Parent Guarantor and its Subsidiaries for such Fiscal Year, certified by a Senior Officer of the Parent Guarantor.

      10.1.2 Interim Reports.

      (a) Promptly when available and in any event within 45 days after the end of each Fiscal Quarter, consolidated and consolidating balance sheets of the Parent Guarantor and its Subsidiaries as of the end of such Fiscal Quarter, together with consolidated and consolidating statements of earnings and cash flows for such Fiscal Quarter and for the period beginning with the first day of the relevant Fiscal Year and ending on the last day of such Fiscal Quarter, together with a comparison with the corresponding date or period of the previous Fiscal Year and a comparison with the budget for such period of the current Fiscal Year, certified by a Senior Officer of the Parent Guarantor; and

      (b) within thirty (30) days after the end of each month, an aged schedule of the Accounts of the Companies listing the name and amount due from each Account Debtor and showing the aggregate amounts due from (a) 0-30 days, (b) 31-60 days, (c) 61-90 days and (d) more than 90 days, and certified as accurate by a Senior Officer of the Parent Guarantor.

      10.1.3 Compliance Certificates. Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and each set of quarterly statements pursuant to Section 10.1.2, a duly completed compliance certificate in the form of Exhibit B, with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by a Senior Officer of the Parent Guarantor, containing (i) a computation of each of the financial ratios and restrictions set forth in Section 11.14 and to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it and (ii) a written statement of the Parent Guarantor's management setting forth a discussion of the Parent Guarantor's and its Subsidiaries' financial condition, changes in financial condition and results of operations.

      10.1.4 Intentionally omitted.

      10.1.5 Notice of Default, Litigation and ERISA Matters. Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by the Loan Party affected thereby with respect thereto:

            (a) the occurrence of an Event of Default or an Unmatured Event of Default;

            (b) any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Companies to the Lenders which has been instituted or, to the Responsible Officers' knowledge, is threatened against any Loan Party or to which any of the properties of any thereof is subject which might reasonably be expected to have a Material Adverse Effect;

            (c) the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that any Loan Party furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of the Companies with respect to any post-retirement welfare benefit plan or other employee benefit plan of any Loan Party or another member of the Controlled Group, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent;

            (d) any cancellation or material change in any insurance maintained by any Loan Party; or

            (e) any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any United States law, rule or regulation) which might reasonably be expected to have a Material Adverse Effect.

      10.1.6 Borrowing Base Certificates. Within 10 Business Days of the end of each month, a Borrowing Base Certificate dated as of the end of such month and executed by a Senior Officer of the Company Representative on behalf of the Companies (provided that (a) the Company Representative may deliver a Borrowing Base Certificate more frequently if it chooses, (b) at any time that Revolving Loan Availability is less than $7,500,000.00, Borrowing Base Certificates shall be provided weekly on Tuesday of each week for the preceding week and (c) at any time an Event of Default exists, the Administrative Agent may require the Companies to deliver Borrowing Base Certificates more frequently). Each Borrowing Base Certificate shall also set forth the then outstanding amount of the UTi Canada Intercompany Loan.

      10.1.7 Management Reports. Promptly upon receipt thereof, copies of all detailed financial and management reports submitted to any Loan Party by independent auditors in connection with each annual or interim audit made by such auditors of the books of the Loan Parties (or any of them).

      10.1.8 Projections. As soon as practicable, and in any event not later than 30 days after the commencement of each Fiscal Year, financial projections for the Parent Guarantor and its Subsidiaries for such Fiscal Year (including monthly operating and cash flow budgets) prepared in a manner consistent with the projections delivered by the Parent Guarantor to the Lenders prior to the Closing Date or otherwise in a manner reasonably satisfactory to the Administrative Agent, accompanied by a certificate of a Senior Officer of the Parent Guarantor on behalf of the

Loan Parties to the effect that (a) such projections were prepared by the Parent Guarantor in good faith, (b) the Parent Guarantor has a reasonable basis for the assumptions contained in such projections and (c) such projections have been prepared in accordance with such assumptions.

      10.1.9 Other Information. Promptly from time to time, such other information concerning the Loan Parties as any Lender or the Administrative Agent may reasonably request.

            10.2 Books, Records and Inspections.

      (a) Keep, and cause each other Loan Party to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP, and

      (b) once each Fiscal Year so long as no Event of Default or Unmatured Event of Default has occurred and is continuing, at any reasonable time and with reasonable notice (and at any time without notice after an Event of Default or an Unmatured Event of Default has occurred and is continuing), permit, and cause each other Loan Party to permit, any Lender or the Administrative Agent or any representative thereof to inspect the offices, properties and operations of the Loan Parties, which inspections may include discussing its financial matters with its officers and its independent auditors (and the Loan Parties hereby authorize such independent auditors to discuss such financial matters with any Lender or the Administrative Agent or any representative thereof), examine any of its books or other records, inspect the Inventory and other tangible assets of the Loan Parties, perform appraisals of the equipment of the Loan Parties, conduct field audits, and inspect, audit, check and make copies of (at the expense of the Loan Parties) and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to Inventory, Accounts and any other Collateral. All such inspections or audits by the Administrative Agent shall be at the Companies' expense; provided that so long as no Event of Default or Unmatured Event of Default exists, the Companies shall not be required to reimburse the Administrative Agent for inspections or audits more frequently than once each Fiscal Year.

            10.3 Maintenance of Property; Insurance. (a) Keep, and cause each other Loan Party to keep, all property useful and necessary in the business of the Loan Parties in good working order and condition, ordinary wear and tear excepted.

      (b) Maintain, and cause each other Loan Party to maintain, with responsible insurance companies reasonably satisfactory to the Administrative Agent, such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated; provided, that all such insurance shall be in amounts as are reasonably satisfactory to the Administrative Agent. Upon request of the Administrative Agent or any Lender, furnish to the Administrative Agent or such Lender a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Loan Parties. Each Company shall cause each issuer of an insurance policy to provide the Administrative Agent with an endorsement (i) showing the Administrative Agent as loss payee with respect to each policy of property or casualty insurance and naming the Administrative Agent and each Lender as an additional insured with respect to each policy of liability insurance, (ii) providing that 30 days' notice will be given to the Administrative Agent prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy and (iii) reasonably acceptable in all other respects to the Administrative Agent. Each Company shall execute and deliver to the Administrative Agent a collateral assignment, in form and substance satisfactory to the Administrative Agent, of each business interruption insurance policy maintained by such Company.

      (c) Unless and until an Event of Default has occurred and is continuing, if the Administrative Agent, as loss payee under the insurance policies of the Loan Parties, receives any monies as payment for any loss under any insurance policy covering any Loan Party (other than liability insurance policies), the Administrative Agent agrees to turn over such monies to such Loan Party; provided, however, that upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall retain any and all such monies and apply any or all of such monies in payment of the Obligations in accordance with the provisions of Section 6.5 of the Guaranty and Collateral Agreement.

      (d) UNLESS THE COMPANIES PROVIDE THE ADMINISTRATIVE AGENT WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS AGREEMENT, THE ADMINISTRATIVE AGENT MAY PURCHASE INSURANCE AT THE COMPANIES' EXPENSE TO PROTECT THE ADMINISTRATIVE AGENT'S AND THE LENDERS' INTERESTS IN THE COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT ANY LOAN PARTY'S INTERESTS. THE COVERAGE THAT THE ADMINISTRATIVE AGENT PURCHASES MAY NOT PAY ANY CLAIM THAT IS MADE AGAINST ANY LOAN PARTY IN CONNECTION WITH THE COLLATERAL. THE COMPANIES MAY LATER CANCEL ANY INSURANCE PURCHASED BY THE ADMINISTRATIVE AGENT, BUT ONLY AFTER PROVIDING THE ADMINISTRATIVE AGENT WITH EVIDENCE THAT THE COMPANIES HAVE OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT. IF THE ADMINISTRATIVE AGENT PURCHASES INSURANCE FOR THE COLLATERAL, THE COMPANIES WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT MAY BE IMPOSED WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO THE PRINCIPAL AMOUNT OF THE REVOLVING LOANS OWING HEREUNDER. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF THE INSURANCE THE LOAN PARTIES MAY BE ABLE TO OBTAIN ON THEIR OWN.

            10.4 Compliance with Laws; Payment of Taxes, Liabilities and CASS Obligations. (a) Comply, and cause each other Loan Party to comply, in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, ensure, and cause each other Loan Party to ensure, that no person who owns a controlling interest in or otherwise controls a Loan Party is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control ("OFAC"), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, (c) without limiting clause (a) above, comply, and cause each other Loan Party to comply, with all applicable Bank Secrecy Act ("BSA") and anti-money laundering laws and regulations, (d) pay, and cause each other Loan Party to pay, prior to delinquency, all federal, state and other material taxes and other governmental charges against it or any Collateral, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require any Loan Party to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any Collateral, such contest proceedings shall stay the foreclosure of such Lien or the sale of any portion of the Collateral to satisfy such claim, and (e) pay, and cause each other Loan Party to pay, prior to delinquency, all amounts due and owing to CASS pursuant to the CASS Agreement; provided that the foregoing shall not require any Loan Party to pay any such amount to CASS so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any Collateral, such contest proceedings shall stay the foreclosure of such Lien or the sale of any portion of the Collateral to satisfy such claim.

            10.5 Maintenance of Existence, etc. Maintain and preserve, and (subject to Section 11.5) cause each other Loan Party to maintain and preserve,
(a) its existence and good standing in the jurisdiction of its organization and
(b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect).

            10.6 Use of Proceeds. Use the proceeds of the Revolving Loans, and the Letters of Credit, solely for working capital purposes, for the UTi Canada Intercompany Loan, for Capital Expenditures and for other general business purposes; and not use or permit any proceeds of any Revolving Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of "purchasing or carrying" any Margin Stock.

            10.7 Employee Benefit Plans.

      (a) Maintain, and cause each other member of the Controlled Group to maintain, each Pension Plan in substantial compliance with all applicable requirements of law and regulations.

      (b) Make, and cause each other member of the Controlled Group to make, on a timely basis, all required contributions to any Multiemployer Pension Plan.

      (c) Not, and not permit any other member of the Controlled Group to (i) seek a waiver of the minimum funding standards of ERISA, (ii) terminate or withdraw from any Pension Plan or Multiemployer Pension Plan or (iii) take any other action with respect to any Pension Plan that would reasonably be expected to entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Pension Plan, unless the actions or events described in clauses (i), (ii) and (iii) individually or in the aggregate would not have a Material Adverse Effect.

            10.8 Environmental Matters. If any material release or threatened material release or other disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of any Loan Party, each Loan Party shall, or shall cause the applicable Loan Party to, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and with any Federal or state judicial or administrative order requiring the performance at such real property of activities in response to such release or threatened release and to preserve the value of such real property or other assets. To the extent that the transportation of Hazardous Substances is permitted by this Agreement, each Loan Party shall, and shall cause each other Loan Party to, dispose of such Hazardous Substances, or of any other wastes, only at licensed disposal facilities operating in compliance with Environmental Laws.

            10.9 Additional Collateral, New Subsidiaries, Immaterial
Subsidiaries.

      (a) With respect to any property acquired after the Closing Date by any Loan Party (other than any property described in paragraph (b) below) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, such Loan Party shall (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other Collateral Documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement, the other Collateral Documents or by law.

      (b) With respect to any new Subsidiary created or acquired after the Closing Date by any Loan Party (which, for the purposes of this paragraph (b), shall include any existing Subsidiary that ceases to be an Immaterial Subsidiary), such Loan Party shall promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by such Loan Party, (ii) deliver to the Administrative Agent revised schedules to the Loan Documents reflecting such Loan Party's ownership interest in such Subsidiary, (iii) deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, (iv) if such Loan Party is a Company, deliver a notice to the Administrative Agent of its election to designate such new Subsidiary as a Borrower, (v) cause such new Subsidiary (A) to execute and deliver a Joinder to this Agreement and the Guarantee and Collateral Agreement, in the form of Exhibit G hereto, in its capacity as a Company or a Wholly-Owned Subsidiary Guarantor, as applicable, (B) execute and deliver and such other Collateral Documents as the Administrative Agent may require to in order to grant the Administrative Agent a perfected first priority security interest in substantially all assets of such Subsidiary, and (C) to take such actions necessary or advisable to grant to the Administrative

Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Collateral Documents with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Collateral Documents or by law or as may be reasonably requested by the Administrative Agent and (vi) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

            10.10 Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates, documents or agreements, and take all such actions, as the Administrative Agent may reasonably request or require for the purposes of implementing or effectuating the provisions of this Agreement and the Collateral Documents, or of more fully perfecting or renewing the rights of the Administrative Agent with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by any Loan Party which may be deemed to be part of the Collateral) pursuant hereto or thereto.

SECTION 11 NEGATIVE COVENANTS

      Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated or cancelled or have expired, each Loan Party agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

            11.1 Debt. Not, and not permit any other Loan Party to, create, incur, assume or suffer to exist any Debt, except:

            (a) Obligations under this Agreement and the other Loan Documents;

            (b) Debt secured by Liens permitted by Section 11.2(d), and extensions, renewals and refinancings thereof;

            (c) Debt of the Companies to each other or to any Wholly-Owned Subsidiary Guarantor or Debt of any Wholly-Owned Subsidiary Guarantor to the Companies or to another Wholly-Owned Subsidiary Guarantor; provided that such Debt shall be evidenced by a demand note in form and substance reasonably satisfactory to the Administrative Agent and pledged and delivered to the Administrative Agent pursuant to the Collateral Documents as additional collateral security for the Obligations, and the obligations under such demand note shall be subordinated to the Obligations of the Companies hereunder in a manner reasonably satisfactory to the Administrative Agent;

            (d) Hedging Obligations under Hedge Agreements (i) with a Lender or an Affiliate thereof which provide protection against fluctuations in interest rates and (ii) which are approved by the Administrative Agent which provide protection against fluctuations in currency exchange rates or commodity prices and, in each case, are not for speculation;

            (e) (i) Debt of a Person which becomes a Subsidiary after the Closing Date pursuant to an Acquisition permitted under Section 11.11(j) or (ii) Debt of a Person otherwise assumed in connection with an Acquisition or an asset acquired after the Closing Date; provided, that any such Debt was not incurred or created in connection with or in anticipation of the relevant Acquisition;

            (f) Debt described on Schedule 11.1 and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased; and

            (g) the Debt to be Repaid (so long as such Debt is repaid on the Closing Date with the proceeds of the initial Revolving Loans hereunder).

                  11.2 Liens. Not, and not permit any other Loan Party to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

            (a) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves in conformity with GAAP;

            (b) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, landlords, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens in the form of deposits or pledges incurred in connection with worker's compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves in conformity with GAAP; provided that no landlord Liens shall be permitted with respect to real property for which the Administrative Agent has received a Collateral Access Agreement;

            (c) Liens described on Schedule 11.2 as of the Closing Date;

            (d) (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased) permitted to be entered into pursuant to Section 11.14.4, and (ii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within 60 days of the acquisition thereof and attaches solely to the property so acquired;

            (e) attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $500,000.00 arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

            (f) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of any Loan Party;

            (g) Liens arising under the Loan Documents;

            (h) the replacement, extension or renewal of any Lien permitted by clause (c) above upon or in the same property subject thereto arising out of the extension, renewal or replacement of the Debt secured thereby (without increase in the amount thereof); and

            (i) Liens in favor of CASS created pursuant to the CASS Agreement.

                  11.3 Intentionally omitted.

                  11.4 Restricted Payments. Not, and not permit any other Loan Party to, (a) make any distribution to any holders of its Capital Securities,
(b) purchase or redeem any of its Capital Securities, (c) pay any management fees or similar fees to any of its equityholders or any Affiliate thereof, (d) make any redemption, prepayment, defeasance, repurchase or any other payment in respect of any Debt which is subordinate to the Obligations, (e) prepay any Debt for borrowed money (other than the Obligations and intercompany indebtedness permitted to be incurred hereunder) or (f) set aside funds for any of the foregoing, except:

            (a) distributions to the Parent Guarantor to pay amounts owed in respect of federal, state and local income or other similar taxes of the Parent Guarantor and its Subsidiaries on a consolidated basis, then due and payable;

            (b) any Subsidiary of the Parent Guarantor may pay dividends or make other distributions in respect of its Capital Securities to the Companies or to a Wholly-Owned Subsidiary Guarantor;

            (c) distributions to the Parent Guarantor for further distribution to Worldwide in an amount not to exceed, in the aggregate, 50% of the Consolidated Net Income of the Parent Guarantor and its Subsidiaries, on a consolidated basis, as set forth on the audited financial statements most recently delivered pursuant to Section 10.1.1 (for the period commencing on the Closing Date through, but not including, the date of the delivery of the audited financial statements for Fiscal Year 2005, Consolidated Net Income shall be determined from the audited financial statements for Fiscal Year 2004 delivered to the Administrative Agent on or prior to the Closing Date); provided, that (i) as of the date of such dividend or distribution and after giving effect thereto, no Unmatured Event of Default or Event of Default shall have occurred and be continuing or result immediately therefrom, (ii) after giving effect to such distribution, the Companies shall be in Pro Forma Compliance with the financial covenant set forth in Section 11.14.1 and (iii) no later than five (5) Business Days prior to such distribution, the Administrative Agent shall have received and be satisfied with a certificate of the Chief Financial Officer of the Parent Guarantor setting forth the calculation required to determine compliance with clause (ii) above and certifying that the conditions set forth in this Section 11.4(c) have been satisfied; provided, further, that upon delivery of each audited financial statement pursuant to Section 10.1.1, no future distributions with respect to any previously delivered audited financial statements shall be permitted; and

            (d) any Immaterial Subsidiary may make distributions to any Company consisting of the proceeds of the wind-up, liquidation or dissolution of such Immaterial Subsidiary.

                  11.5 Mergers, Consolidations, Sales. Not, and not permit any other Loan Party to, (a) be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any Capital Securities of any class of, or any partnership or joint venture interest in, any other Person, (b) sell, transfer, convey or lease all or any substantial part of its assets or Capital Securities (including the sale of Capital Securities of any Subsidiary) except for sales of inventory in the ordinary course of business, or (c) sell or assign with or without recourse any receivables, except:

            (a) any merger, consolidation or sale of all or substantially all of the assets of or by (i) any Company with and into or to any other Company,
      (ii) any domestic Wholly-Owned Subsidiary Guarantor with and into or to any Company (so long as such Company is the survivor thereof) or any other Loan Party (other than the Parent Guarantor),

            (b) any merger, consolidation or purchase constituting an Investment permitted pursuant to Section 11.11(j);

            (c) any Acquisition meeting the conditions set forth in Section 11.11(j); and

            (d) any Immaterial Subsidiary may wind-up, liquidate or dissolve; provided that the proceeds therefrom are distributed in accordance with
      Section 11.4(d).

                  11.6 Modification of Organizational Documents. Not permit the charter, by-laws or other organizational documents of any Loan Party to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of the Lenders.

                  11.7 Transactions with Affiliates. Not, and not permit any other Loan Party to, enter into, or cause, suffer or permit to exist, any transaction, arrangement or contract with any of its other Affiliates (other than the Loan Parties) which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliates, except transactions, agreements and contracts described on Schedule 11.7.

                  11.8 Unconditional Purchase Obligations. Not, and not permit any other Loan Party to, enter into or be a party to any contract for the purchase of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether delivery is ever made of such materials, supplies or other property or services.

                  11.9 Inconsistent Agreements. Not, and not permit any other Loan Party to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by the Companies hereunder or by the performance by any Loan Party of any of its Obligations hereunder or under any other Loan Document, (b) prohibit any Loan Party from granting to the Administrative Agent and the Lenders, a Lien on any of its assets or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to the Companies or any other Subsidiary, or pay any Debt owed to the Companies or any other Subsidiary, (ii) make loans or advances to any Loan Party or (iii) transfer any of its assets or properties to any Loan Party, other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder, (B) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases and other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt and (C) customary provisions in leases and other contracts restricting the assignment thereof.

                  11.10 Business Activities; Issuance of Equity. Not, and not permit any other Loan Party to, (a) engage in any line of business other than the businesses engaged in on the date hereof and businesses reasonably related thereto or (b) issue any Capital Securities other than any issuance by a Subsidiary to a Company or another Subsidiary in accordance with Section 11.5.

                  11.11 Investments. Not, and not permit any other Loan Party to, make or permit to exist any Investment in any other Person, except the following:

            (a) contributions by any Loan Party to the capital of any other Loan Party (other than the Parent Guarantor);

            (b) Investments constituting Debt permitted by Section 11.1;

            (c) Contingent Liabilities constituting Debt permitted by Section 11.1;

            (d) Cash Equivalent Investments;

            (e) bank deposits in the ordinary course of business, provided that the aggregate amount of all such deposits which are maintained with any bank other than a Lender, to the extent permitted in accordance with
      Section 10.10, shall not at any time exceed $500,000, in aggregate;

            (f) Investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors;

            (g) the Investment comprised of the UTi Canada Intercompany Loan;

            (h) Investments constituting loans and advances to employees and officers of the Companies for commission, travel, relocation and employee benefits-related advances (other than loans for the purchase of Capital Securities of Worldwide or any of its Subsidiaries) in an amount not to exceed $500,000 in the aggregate at any time outstanding;

            (i) Investments listed on Schedule 11.11 as of the Closing Date; and

            (j) Investments constituting Acquisitions by any Loan Party or any Wholly-Owned Subsidiary Guarantors after the satisfaction of the following conditions:

                  (1) immediately before and after giving effect to such
            Acquisition, no Unmatured Default or Event of Default shall exist or would result therefrom;

                  (2) in connection with such Acquisition, (A) the aggregate consideration in any given Fiscal Year (including any Indebtedness permitted pursuant to Section 11.1(f)) shall not exceed $10,000,000 (to be calculated in accordance with GAAP and the fair market value of any non-cash consideration), (B) all cash consideration for such Acquisition shall be funded with the proceeds of an equity contribution by Worldwide or any of its Subsidiaries (other than a Loan Party) to such Loan Party and (C) all non-cash consideration for such Acquisition shall consist of Capital Securities of Worldwide or any of its Subsidiaries (other than a Loan Party);

                  (3) such Acquisition must be in a line of business permitted by Section 11.10;

                  (4) in the case of the Acquisition of any Person, the
            governing body of such Person has approved such Acquisition;

                  (5) immediately after giving effect to such Acquisition, the
            Parent Guarantor and its Subsidiaries, on a consolidated basis, are in Pro Forma Compliance with all the financial ratios and restrictions set forth in Section 11.14;

                  (6) if such Acquisition is of the Capital Securities of a
            Person, or is made through a Wholly-Owned Subsidiary formed in compliance with Section 11.16, the provisions of Section 10.9 have been satisfied with respect to all such Persons and its Subsidiaries or such newly-formed Subsidiaries concurrently with or prior to such Acquisition; and

                  (7) not later than five (5) days prior to the consummation of such Acquisition, the Administrative Agent shall have received and be satisfied with (i) a certificate of the Chief Financial Officer of the Parent Guarantor setting forth the calculations required to determine compliance with clauses (2) and (5) above and certifying that the conditions set forth in this Section 11.11(j) have been satisfied and (ii) such other information relating to the Acquisition as the Administrative Agent may reasonably request;

provided that (x) any Investment which when made complies with the requirements of the definition of the term "Cash Equivalent Investment" may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; (y) no Investment otherwise permitted by clauses (b) or
(c), shall be permitted to be made if, immediately before or after giving effect thereto, any Event of Default or Unmatured Event of Default exists.

                  11.12 Restriction of Amendments to Certain Documents. Not amend or otherwise modify, or waive any rights under, the CASS Agreement.

                  11.13 Fiscal Year. Not change its Fiscal Year.

                  11.14 Financial Covenants.

      11.14.1 Net Worth. Not permit Net Worth as of the end of any Fiscal Quarter in any Fiscal Year to be less than the sum of (i) Net Worth as at January 31, 2004, plus (ii) fifty percent (50%) of Consolidated Net Income for each Fiscal Year ending after January 31, 2004 but prior to the commencement of such Fiscal Quarter (provided that such amount in clause (ii) shall be greater than zero).

      11.14.2 Fixed Charge Coverage Ratio. Not permit the Fixed Charge Coverage Ratio for any Computation Period commencing July 31, 2004 and each Fiscal Quarter thereafter to be less than 2.00 to 1.00 for such Computation Period.

      11.14.3 Total Debt to EBITDA Ratio. Not permit the Total Debt to EBITDA Ratio as of the last day of any Computation Period to exceed the applicable ratio set forth below for such Computation Period:

COMPUTATION                                           TOTAL DEBT TO
PERIOD ENDING                                         EBITDA RATIO
-------------                                         ------------
July 31, 2004                                         3.30 to 1.00
October 31, 2004                                      3.30 to 1.00
January 31, 2005 and each Fiscal Quarter ending
thereafter                                            3.00 to 1.00

      11.14.4 Capital Expenditures. Not permit the aggregate amount of all Capital Expenditures made by the Loan Parties in any Fiscal Year to exceed $6,500,000.

                  11.15 Cancellation of Debt. Not, and not permit any other Loan Party to, cancel any claim or debt owing to it, except for reasonable consideration or in the ordinary course of business, and except for the cancellation of debts or claims not to exceed, in the aggregate, $100,000.00 in any Fiscal Year.

                  11.16 Creation of Subsidiaries. Not, and not permit any other Loan Party to, create any Subsidiary, except that, so long as no Event of Default then exists or would result therefrom, such Loan Party may create a Subsidiary if (a) the provisions of Section 10.9 shall have been satisfied and
(ii) such Subsidiary is a Wholly-Owned Subsidiary of such Loan Party and organized under the laws of the United States, any state thereof or the District of Columbia.

SECTION 12 EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

      The obligation of each Lender to make its Revolving Loans and of the Issuing Lender to issue Letters of Credit is subject to the following conditions precedent:

      12.1 Initial Credit Extension. The obligation of the Lenders to make the initial Revolving Loans and the obligation of the Issuing Lender to issue its initial Letter of Credit (whichever first occurs) is, in addition to the conditions precedent specified in Section 12.2, subject to the conditions precedent that (a) all Debt to be Repaid has been (or concurrently with the initial borrowing will be) paid in full, and that all agreements and instruments governing the Debt to be Repaid and that all Liens securing such Debt to be Repaid have been (or concurrently with the initial borrowing will be) terminated and (b) the Administrative Agent shall have received all of the following, each duly executed and dated the Closing Date (or such earlier date as shall be satisfactory to the Administrative Agent), in form and substance satisfactory to the Administrative Agent (and the date on which all such conditions precedent have been satisfied or waived in writing by the Administrative Agent and the Lenders is called the "Closing Date"):

      12.1.1 Notes. A Note for each Lender.

      12.1.2 Authorization Documents. For each Loan Party, such Person's (a) charter (or similar formation document), certified by the appropriate governmental authority; (b) good standing certificates in its state of incorporation (or formation) and in each other state requested by the Administrative Agent; (c) bylaws (or similar governing document); (d) resolutions of its board of directors (or similar governing body) approving and authorizing such Person's execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; and
(e) signature and incumbency certificates of its officers executing any of the Loan Documents (it being understood that the Administrative Agent and each Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein), all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.

      12.1.3 Consents, etc. Certified copies of all documents evidencing any necessary corporate or partnership action, consents and governmental approvals (if any) required for the execution, delivery and performance by the Loan Parties of the documents referred to in this Section 12.

      12.1.4 Letter of Direction. A letter of direction containing funds flow information with respect to the proceeds of the Revolving Loans on the Closing Date.

      12.1.5 Collateral Documents. A counterpart of (i) the Guaranty and Collateral Agreement, (ii) the Copyright Security Agreement and (iii) the Patent and Trademark Security Agreement, in each case, executed by each Loan Party, together with all instruments, transfer powers and other items required to be delivered in connection therewith.

      12.1.6 Perfection Certificate. A Perfection Certificate completed and executed by each Loan Party.

      12.1.7 Collateral Access Agreements. With respect to the leased property located at 1660 Walt Whitman Road, Melville, NY, a Collateral Access Agreement executed by the landlord of such leased property or the imposition of a Rent Reserve (which reserve shall be released upon receipt of a Collateral Access Agreement with respect to such leased property).

      12.1.8 Opinions of Counsel. Opinions of counsel for each Loan Party, including local counsel reasonably requested by the Administrative Agent.

      12.1.9 Insurance. Evidence of the existence of insurance required to be maintained pursuant to Section 10.3(b), together with evidence that the Administrative Agent has been named as a lender's loss payee and an additional insured on all related insurance policies.

      12.1.10 Payment of Fees. Evidence of payment by the Companies of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date (including, without limitation, pursuant to the Agent Fee Letter), together with all Attorney Costs of the Administrative Agent to the extent invoiced prior to the Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Administrative Agent's reasonable estimate of Attorney Costs incurred or to be incurred by the Administrative Agent through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Companies and the Administrative Agent).

      12.1.11 Pro Forma. A consolidated pro forma balance sheet of the Parent Guarantor and its Subsidiaries as at the Closing Date, adjusted to give effect to the consummation of the financings contemplated hereby as if such transactions had occurred on such date, consistent in all material respects with the sources and uses of cash as previously described to the Lenders and the forecasts previously provided to the Lenders.

      12.1.12 Search Results; Lien Terminations. Certified copies of Uniform Commercial Code search reports dated a date reasonably near to the Closing Date, listing all effective financing statements which name any Loan Party (under their present names and any previous names) as debtor, together with (a) copies of such financing statements, (b) payoff letters evidencing repayment in full of all Debt to be Repaid, the termination of all agreements relating thereto and the release of all Liens granted in connection therewith, with Uniform Commercial Code or other appropriate termination statements and documents effective to evidence the foregoing (other than Permitted Liens) and (c) such other Uniform Commercial Code termination statements as the Administrative Agent may reasonably request.

      12.1.13 Filings, Registrations and Recordings. The Administrative Agent shall have received each document (including Uniform Commercial Code financing statements) required by the Collateral Documents or under applicable law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior to any other Liens (subject only to Permitted Liens), in proper form for filing, registration or recording.

      12.1.14 Borrowing Base Certificate. A Borrowing Base Certificate dated as of the end of the month prior to the Closing Date indicating that, after giving effect to the consummation of the financings contemplated hereby on such date, Revolving Loan Availability is at least $10,000,000.00.

      12.1.15 Closing Certificate, Consents and Permits. A certificate executed by an officer of the Company Representative on behalf of the Companies certifying as to the matters set forth in Section 12.2.1 as of the Closing Date

      12.1.16 Audited Consolidated Financial Statements. (i) Audited consolidated financial statements (balance sheets, statements of income and cash flow and unqualified opinions of such companies' national certified public accounting firm) for the Parent Guarantor and its direct and indirect Subsidiaries for each of the Fiscal Years ended January 31, 2002, 2003 and 2004, in each case, prepared in accordance with GAAP consistently applied and (ii) unaudited consolidated quarterly financial statements (as set forth above, save the opinion of the certified public accounting firm) for the Parent Guarantor and its direct and indirect Subsidiaries for each Fiscal Quarter ended after January 31, 2004, in each case, prepared in accordance with GAAP consistently applied.

      12.1.17 Independent Collateral Field Examination Documents. A collateral field examination shall have been conducted by an independent third party appraiser acceptable to the Administrative Agent, and written results of the collateral field examination shall have been delivered to the Administrative Agent. To the extent any appraisals of any of the assets of the Obligors are made by an independent third party appraiser pursuant to this Agreement, such appraisals shall provide that they may be relied upon by the Administrative Agent and the Lenders.

      12.1.18 Syndication. The Administrative Agent has completed the syndication of at least Twenty Million Dollars ($20,000,000.00) of the Revolving Commitment to other Lenders reasonably satisfactory to the Administrative Agent and Company Representative, and on terms and conditions satisfactory to the Administrative Agent.

      12.1.19 Other. Such other documents as the Administrative Agent or any Lender may reasonably request.

                  12.2 Conditions. The obligation (a) of each Lender to make each Revolving Loan and (b) of the Issuing Lender to issue each Letter of Credit is subject to the following further conditions precedent that:

      12.2.1 Compliance with Warranties, No Default, etc. Both before and after giving effect to any borrowing and the issuance of any Letter of Credit, the following statements shall be true and correct:

            (a) the representations and warranties of each Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct in all respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and

            (b) no Event of Default or Unmatured Event of Default shall have then occurred and be continuing.

      12.2.2 Confirmatory Certificate. If requested by the Administrative Agent or any Lender, the Administrative Agent shall have received (in sufficient counterparts to provide one to each Lender) a certificate dated the date of such requested Revolving Loan or Letter of Credit and signed by a Senior Officer of the Company Representative, on behalf of itself and each of its Subsidiaries, as to the matters set out in Section 12.2.1 (it being understood that each request by the Company Representative for the making of a Revolving Loan or the issuance of a Letter of Credit shall be deemed to constitute a representation and warranty by the Companies that the conditions precedent set forth in Section
12.2.1 will be satisfied at the time of the making of such Revolving Loan or the issuance of such Letter of Credit), together with such other documents as the Administrative Agent or any Lender may reasonably request in support thereof.

SECTION 13 EVENTS OF DEFAULT AND THEIR EFFECT.

                  13.1 Events of Default. Each of the following shall constitute an Event of Default:

      13.1.1 Non-Payment of the Revolving Loans, etc. Default in the payment when due of the principal of any Revolving Loan; or default, and continuance thereof for five days, in the payment when due of any interest, fee, reimbursement obligation with respect to any Letter of Credit or other amount payable by the Companies hereunder or under any other Loan Document.

      13.1.2 Non-Payment of Other Debt. Any default shall occur under the terms applicable to any Debt of any Loan Party in an aggregate amount (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $250,000.00 and such default shall (a) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require any Loan Party to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its expressed maturity; provided, that any default of any such Debt shall not constitute an Event of Default if (i) Worldwide, on the date of the occurrence of such default has provided the Administrative Agent with an irrevocable written notice of its commitment to make a capital contribution in the Parent Guarantor who, in turn, shall make a capital contribution in the Companies, in an amount which would have prevented such default had the proceeds to be received from Worldwide been received prior to the date of any such default and (ii) such contribution is received by the applicable Loan Party within five Business Days after the occurrence of such default.

      13.1.3 Other Material Obligations. Default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, any Loan Party with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with all other such defaults, might reasonably be expected to have a Material Adverse Effect.

      13.1.4 Bankruptcy, Insolvency, etc. Any Loan Party becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Loan Party applies for, consents to, or acquiesces in the appointment of a trustee, receiver or

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other custodian for such Person or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Loan Party or for a substantial part of any of its property and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Loan Party, and if such case or proceeding is not commenced by such Loan Party, it is consented to or acquiesced in by such Person, or remains for 60 days undismissed; or any Loan Party takes any action to authorize, or in furtherance of, any of the foregoing.

      13.1.5 Non-Compliance with Loan Documents. (a) Failure by any Loan Party to comply with or to perform any covenant set forth in Section 10.1.5, 10.3(b) or 10.5 or Section 11; or (b) failure by any Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this Section
13) and continuance of such failure described in this clause (b) for 30 days; provided, that any breach of Section 11.14 shall not constitute an Event of Default if (i) Worldwide, on the date of the occurrence of such breach has provided the Administrative Agent with an irrevocable written notice of its commitment to make a capital contribution in the Parent Guarantor who, in turn, shall make a capital contribution in the Companies, in an amount which would have prevented such breach had the proceeds to be received from Worldwide been received prior to the date of any such breach and been included in the calculation of the financial covenants which are the subject of such breach and
(ii) such contribution is received by the applicable Loan Party within five Business Days after the occurrence of such breach.

      13.1.6 Representations; Warranties. Any representation or warranty made by any Loan Party herein or in any other Loan Document or deemed made by any Loan Party under Section 12.2.2 is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Loan Party to the Administrative Agent or any Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

      13.1.7 Pension Plans. (a) Any Person institutes steps to terminate a Pension Plan if as a result of such termination the Companies or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $500,000; (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; (c) the Unfunded Liability exceeds twenty percent of the Total Plan Liability, or (d) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that the Companies or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $500,000.

      13.1.8 Judgments. Final judgments which exceed an aggregate of $250,000.00 shall be rendered against any Loan Party and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments.

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      13.1.9 Invalidity of Collateral Documents, etc. Any Collateral Document or
the UTi Canada Intercompany Note shall cease to be in full force and effect, including, without limitation, failing or ceasing to create a continuing first priority perfected security interest in the Collateral, subject only to Permitted Liens; or any Loan Party (or any Person by, through or on behalf of any Loan Party) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document; or UTi Canada shall contest in any manner the validity, binding nature or enforceability of the UTi Canada Intercompany Note.

      13.1.10 Invalidity of Subordination Provisions, etc. Any subordination provision in any document or instrument governing any Debt of any Loan Party intended to be expressly subordinated to the Obligations, if any, or any subordination provision in any guaranty by any Subsidiary of any such Debt, shall cease to be in full force and effect, or any Loan Party or any other Person (including the holder of any such applicable subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision.

      13.1.11 Change of Control. A Change of Control shall occur.

      13.1.12 Material Adverse Effect. The occurrence of any event having a Material Adverse Effect.

                  13.2 Effect of Event of Default. If any Event of Default described in Section 13.1.4 shall occur in respect of any of the Loan Parties, the Commitments shall immediately terminate and the Revolving Loans and all other Obligations hereunder shall become immediately due and payable and the Companies shall become immediately obligated to Cash Collateralize all Letters of Credit, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Administrative Agent may (and, upon the written request of the Required Lenders shall) declare the Commitments to be terminated in whole or in part and/or declare all or any part of the Revolving Loans and all other Obligations hereunder to be due and payable and/or demand that the Companies immediately Cash Collateralize all or any Letters of Credit, whereupon the Commitments shall immediately terminate (or be reduced, as applicable) and/or the Revolving Loans and other Obligations hereunder shall become immediately due and payable (in whole or in part, as applicable) and/or the Companies shall immediately become obligated to Cash Collateralize the Letters of Credit (all or any, as applicable), all without presentment, demand, protest or notice of any kind. The Administrative Agent shall promptly advise the Companies of any such declaration, but failure to do so shall not impair the effect of such declaration. Any cash collateral delivered hereunder shall be held by the Administrative Agent (without liability for interest thereon) and applied to the Obligations arising in connection with any drawing under a Letter of Credit. After the expiration or termination or cancellation of all Letters of Credit, such cash collateral shall be applied by the Administrative Agent to any remaining Obligations hereunder and any excess shall be delivered to the Companies or as a court of competent jurisdiction may elect.

SECTION 14 THE ADMINISTRATIVE AGENT.

                  14.1 Appointment and Authorization. Each Lender hereby irrevocably (subject to Section 14.10) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and

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to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan
Document, the Administrative Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" herein and in other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

                  14.2 Issuing Lender. The Issuing Lender shall act on behalf of the Lenders (according to their Pro Rata Shares) with respect to any Letters of Credit issued by it and the documents associated therewith. The Issuing Lender shall have all of the benefits and immunities (a) provided to the Administrative Agent in this Section 14 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term "Administrative Agent", as used in this Section 14, included the Issuing Lender with respect to such acts or omissions and (b) as additionally provided in this Agreement with respect to the Issuing Lender.

                  14.3 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

                  14.4 Exculpation of Administrative Agent. None of the Administrative Agent nor any of its directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a final, nonappealable judgment by a court of competent jurisdiction), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or Affiliate of the Companies, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of the Loan Party or any other party to any Loan Document to perform its Obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements

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contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any of the Loan Parties' Subsidiaries or Affiliates.

               14.5 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Loan Parties), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate (or such greater percentage or number of the Lenders as shall be required hereunder) and, if it so requests, confirmation from the Lenders of their obligation to indemnify the Administrative Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action (other than any such liability or expense resulting from the Administrative Agent's gross negligence or willful misconduct). The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater percentage or number of the Lenders as shall be required hereunder) and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender. For purposes of determining compliance with the conditions specified in Section 12, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

               14.6 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Company Representative referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a "notice of default". The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Required Lenders in accordance with
Section 13; provided that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Lenders.

               14.7 Credit Decision. Each Lender acknowledges that the Administrative Agent has not made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent and acceptance of any assignment or review of the

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affairs of the Loan Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender as to any matter, including whether the Administrative Agent has disclosed material information in its possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan
Parties, and made its own decision to enter into this Agreement and to extend credit to the Companies hereunder. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Loan Parties which may come into the possession of the Administrative Agent.

               14.8 Indemnification. Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand the Administrative Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of the Companies and without limiting the obligation of the Companies to do so), according to its applicable Pro Rata Share, from and against any and all Indemnified Liabilities (as hereinafter defined); provided that no Lender shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities to the extent determined by a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the applicable Person's own gross negligence or willful misconduct. No action taken in accordance with the directions of the Required Lenders (or such greater percentage or number of the Lenders as shall be required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs and Taxes) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Companies and the same does not result from the gross negligence or willful misconduct of the Administrative Agent. The undertaking in this Section shall survive repayment of the Revolving Loans, cancellation of the Notes, expiration or termination or cancellation of the Letters of Credit, any foreclosure under, or modification, release or discharge of, any or all of the Collateral Documents, termination of this Agreement and the resignation or replacement of the Administrative Agent.

               14.9 Administrative Agent in Individual Capacity. LaSalle and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity

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interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Loan Parties and their Affiliates as though LaSalle were not the Administrative Agent hereunder and without notice to or, except as required hereby, consent of any Lender. Each Lender acknowledges that, pursuant to such activities, LaSalle or its Affiliates may receive information regarding the Loan Parties or their Affiliates (including information that may be subject to confidentiality obligations in favor of the Loan Parties or such Affiliate) and acknowledges that the Administrative Agent shall be under no obligation to provide such information to them. With respect to their Revolving Loans (if any), LaSalle and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though LaSalle were not the Administrative Agent, and the terms "Lender" and "Lenders" include LaSalle and its Affiliates, to the extent applicable, in their individual capacities.

               14.10 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days' notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall, with (so long as no Event of Default exists) the consent of the Company Representative (which shall not be unreasonably withheld or delayed), appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Company Representative, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term "Administrative Agent" shall mean such successor agent, and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Section 14 and Sections 15.5 and
15.17 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

               14.11 Collateral Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, (a) to release any Lien granted to or held by the Administrative Agent under any Collateral Document (i) upon termination of the Commitments and payment in full of all Revolving Loans and all other obligations of the Loan Parties hereunder and the expiration or termination of all Letters of Credit; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; or (iii) subject to Section 15.1, if approved, authorized or ratified in writing by the Required Lenders; or (b) to subordinate its interest in any Collateral to any holder of a Lien on such Collateral which is permitted by Section 11.2(d) (it being understood that the Administrative Agent may conclusively rely on a certificate from the Company Representative in determining whether the Debt secured by any such Lien is permitted by Section 11.1(b)). Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent's authority to release, or subordinate its interest in, particular types or

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items of Collateral pursuant to this Section 14.11. Each Lender hereby authorizes the Administrative Agent to give any blockage notices (or similar notices) in connection with any Debt of any Loan Party which is expressly subordinated to the Obligations.

               14.12 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Revolving Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Companies) shall be entitled and empowered, by intervention in such proceeding or otherwise:

      (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Revolving Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 5, 15.5 and 15.17) allowed in such judicial proceedings; and

      (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 5, 15.5 and 15.17.

      Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

               14.13 Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a "syndication agent," "documentation agent," "co-agent," "book manager," "lead manager," "arranger," "lead arranger" or "co-arranger", if any, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

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SECTION 15 GENERAL.

               15.1 Waiver; Amendments. No delay on the part of the Administrative Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by Lenders having aggregate Pro Rata Shares of not less than the aggregate Pro Rata Shares expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement, by the Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall (a) extend or increase the Commitment of any Lender without the written consent of such Lender, (b) extend the date scheduled for payment of any principal (excluding mandatory prepayments) of or interest on the Revolving Loans or in connection with any Letters of Credit or any fees payable hereunder, or (except as expressly provided herein) result in the expiration date of any Letter of Credit being after the Termination Date, without the written consent of each Lender directly affected thereby, (c) reduce the principal amount of any Revolving Loan, the rate of interest thereon or on any other Obligation or any fees payable hereunder, without the consent of each Lender directly affected thereby; or (d) release any party from its obligations under the Guaranty and Collateral Agreement or all or any substantial part of the Collateral granted under the Collateral Documents (unless otherwise permitted herein or in any other Loan Document), change the definition of Required Lenders, any provision of this Section 15.1 or reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver or consent, without, in each case, the written consent of all Lenders. No provision of
Section 14 or other provision of this Agreement affecting the Administrative Agent in its capacity as such shall be amended, modified or waived without the consent of the Administrative Agent. No provision of this Agreement relating to the rights or duties of the Issuing Lender in its capacity as such shall be amended, modified or waived without the consent of the Issuing Lender.

               15.2 Confirmations. Each Company and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Administrative Agent) the aggregate unpaid principal amount of the Revolving Loans then outstanding under such Note.

               15.3 Notices. Except as otherwise provided in Sections 2.2.2 and 2.2.3, all notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Annex B or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Sections 2.2.2 and 2.2.3, the Administrative Agent shall be entitled to rely on telephonic instructions from any person that the Administrative Agent in good faith believes is an authorized officer or

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employee of the Company Representative, and the Loan Parties shall hold the
Administrative Agent and each Lender harmless from any loss, cost or expense resulting from any such reliance.

               15.4 Computations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied; provided that if the Company Representative notifies the Administrative Agent that the Parent Guarantor wishes to amend any covenant in Section 11 (or any related definition) to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Company Representative that the Required Lenders wish to amend Section 11 (or any related definition) for such purpose), then the Loan Parties' compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant (or related definition) is amended in a manner satisfactory to the Parent Guarantor, the Subsidiary Guarantor, the Companies and the Required Lenders.

               15.5 Costs, Expenses and Taxes. The Companies agree to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent (including Attorney Costs and any Taxes) in connection with the preparation, execution, syndication, delivery and administration (including perfection and protection of any Collateral and the costs of Intralinks (or other similar service), if applicable) of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), whether or not the transactions contemplated hereby or thereby shall be consummated, and all reasonable out-of-pocket costs and expenses (including Attorney Costs and any Taxes) incurred by the Administrative Agent and each Lender after an Event of Default in connection with the collection of the Obligations or the enforcement of this Agreement the other Loan Documents or any such other documents or during any workout, restructuring or negotiations in respect thereof. In addition, the Companies agree to pay, and to save the Administrative Agent and the Lenders harmless from all liability for, any fees of the Parent Guarantor's auditors in connection with any reasonable exercise by the Administrative Agent and the Lenders of their rights pursuant to Section 10.2 (subject to the limitations set forth therein). All Obligations provided for in this Section 15.5 shall survive repayment of the Revolving Loans, cancellation of the Notes, expiration or termination or cancellation of the Letters of Credit and termination of this Agreement.

               15.6 Assignments; Participations.

      15.6.1 Assignments. (a) Any Lender may at any time assign to one or more Persons (any such Person, an "Assignee") all or any portion of such Lender's Revolving Loans and Commitment, with the prior written consent of the Administrative Agent, the Issuing Lender and, so long as no Event of Default exists, the Company Representative (which consents shall not be unreasonably withheld or delayed and shall not be required for an assignment by a Lender to a Lender or an Affiliate of a Lender). Except as the Administrative Agent may otherwise agree, any such assignment shall be in a minimum aggregate amount equal to $5,000,000.00 or, if less, the remaining Commitment and Revolving Loans held by the assigning Lender. The Companies and the Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Assignee until the Administrative Agent shall have received and accepted an effective assignment agreement in substantially the form of Exhibit D hereto (an "Assignment Agreement") executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500.00. No assignment may be made to any Person if at the time of such assignment the Companies would be obligated to pay any greater amount under Section 7.6 or 8 to the Assignee than the Companies are then obligated to pay to the assigning Lender under such Sections (and if any assignment is made in violation of the foregoing, the Companies will not be required to pay such greater amounts). Any attempted assignment not made in accordance with this Section 15.6.1 shall be treated as the sale of a participation under Section 15.6.2. The Company Representative shall be deemed to have granted its consent to any assignment requiring its consent hereunder unless the Company Representative has expressly objected to such assignment within three Business Days after notice thereof.

      (b) From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, the Companies shall execute and deliver to the Administrative Agent for delivery to the Assignee (and, as applicable, the assigning Lender) a Note or Notes in the respective principal amounts of the Assignee's and, if applicable, the assigning Lender's respective Pro Rata Shares of the Revolving Commitment. Each such Note shall be dated the effective date of such assignment. Upon receipt by the assigning Lender of such Note(s), the assigning Lender shall return to the Company Representative any prior Note held by it.

      (c) Any Lender may at any time pledge or assign, or grant a security interest in, all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge, assignment or grant to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment or grant of a security interest; provided that no such pledge, assignment or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee, assignee or grantee for such Lender as a party hereto.

      15.6.2 Participations. Any Lender may at any time sell to one or more Persons participating interests in its Revolving Loans, Commitment or other interests hereunder (any such Person, a "Participant"). In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender's obligations hereunder shall remain unchanged for all purposes, (b) the Companies and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations hereunder and (c) all amounts payable by the Companies shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 15.1 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. The Companies agree that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with the Lenders, and the Lenders agree to share with each Participant, as provided in Section 7.5. The Companies also agree that each Participant shall be entitled to the benefits of Section 7.6 or 8 as if it were a Lender (provided that on the date of the participation no Participant shall be entitled to any greater compensation pursuant to Section 7.6 or 8 than would have been paid to the participating Lender on such date if no participation had been sold and that each Participant complies with Section 7.6(d) as if it were an Assignee).

               15.7 Register. The Administrative Agent shall maintain a copy of each Assignment Agreement delivered and accepted by it and register (the "Register") for the recordation of names and addresses of the Lenders and the Commitment of each Lender from time to time and whether such Lender is the original Lender or the Assignee. No assignment shall be effective unless and until the Assignment Agreement is accepted and registered in the Register. All records of transfer of a Lender's interest in the Register shall be conclusive, absent manifest error, as to the ownership of the interests in the Revolving Loans. The Administrative Agent shall not incur any liability of any kind with respect to any Lender with respect to the maintenance of the Register. The Register shall be available for inspections by the Company Representative and each Lender during normal business hours upon reasonable prior written notice to the Administrative Agent.

               15.8 GOVERNING LAW. THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

               15.9 Confidentiality. The Administrative Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts the Administrative Agent or such Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to them by any Loan Party and designated as confidential, except that the Administrative Agent and each Lender may disclose such information (a) to Persons employed or engaged by the Administrative Agent or such Lender in evaluating, approving, structuring or administering the Revolving Loans and the Commitments; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this
Section 15.9 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by the Administrative Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; provided, that, unless legally prohibited from doing so, the Administrative Agent or the applicable Lender shall provide the Loan Parties with advance notice of such disclosure pursuant to any such court decree, subpoena or legal or administrative order or process and discuss such disclosure with the Loan Parties prior thereto; (d) as, on the advice of the Administrative Agent's or such Lender's counsel, is required by law; provided, that the Administrative Agent or the applicable Lender shall provide the Loan Parties with advance notice of such disclosure and discuss such disclosure with the Loan Parties prior thereto; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which the Administrative Agent or such Lender is a party; (f) to any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender; (g) to any Affiliate of the Administrative Agent, the Issuing Lender or any other Lender who may provide Bank Products to the Loan Parties; or (h) that ceases to be confidential through no fault of the Administrative Agent or any Lender; provided, however, that the Companies consent to the publication by the Administrative Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement, and the Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

               15.10 Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

               15.11 Nature of Remedies. All Obligations of the Companies and rights of the Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

               15.12 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof (except as relates to the fees described in Section 5.3) and any prior arrangements made with respect to the payment by the Companies of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Administrative Agent or the Lenders.

               15.13 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by the Lenders shall be deemed to be originals.

               15.14 Successors and Assigns. This Agreement shall be binding upon the Parent Guarantor, the Subsidiary Guarantor, the Companies, the Lenders and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Parent Guarantor, the Subsidiary Guarantor, the Companies, the Lenders and the Administrative Agent and the successors and assigns of the Lenders and the Administrative Agent. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. None of the Parent Guarantor, the Subsidiary Guarantor or the Companies may assign or transfer any of its rights or Obligations under this Agreement or any other Loan Document without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer without such consent shall be null and void).

               15.15 Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

               15.16 Patriot Act Notification. As required by federal law and LaSalle's policies and practices, LaSalle may need to collect certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services.

               15.17 INDEMNIFICATION BY THE LOAN PARTIES. IN CONSIDERATION OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY THE ADMINISTRATIVE AGENT AND THE LENDERS AND THE AGREEMENT TO EXTEND THE COMMITMENTS PROVIDED HEREUNDER, THE LOAN PARTIES JOINTLY AND SEVERALLY HEREBY AGREE TO INDEMNIFY, EXONERATE AND HOLD FREE AND HARMLESS THE ADMINISTRATIVE AGENT, EACH LENDER AND EACH OF THE OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES AND AGENTS OF THE ADMINISTRATIVE AGENT AND EACH LENDER (EACH A "LENDER PARTY") FROM AND AGAINST ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, LOSSES, LIABILITIES, DAMAGES AND EXPENSES, INCLUDING ATTORNEY COSTS (COLLECTIVELY, THE "INDEMNIFIED LIABILITIES"), INCURRED BY THE LENDER PARTIES OR ANY OF THEM AS A RESULT OF, OR ARISING OUT OF, OR RELATING TO (A) THE USE, HANDLING, RELEASE, EMISSION, DISCHARGE, TRANSPORTATION, STORAGE, TREATMENT OR DISPOSAL OF ANY HAZARDOUS SUBSTANCE AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY, (B) ANY VIOLATION OF ANY ENVIRONMENTAL LAWS WITH RESPECT TO CONDITIONS AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY OR THE OPERATIONS CONDUCTED THEREON, (C) THE INVESTIGATION, CLEANUP OR REMEDIATION OF OFFSITE LOCATIONS AT WHICH ANY LOAN PARTY OR ITS RESPECTIVE PREDECESSORS ARE ALLEGED TO HAVE DIRECTLY OR INDIRECTLY DISPOSED OF HAZARDOUS SUBSTANCES OR (D) THE EXECUTION, DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY ANY OF THE LENDER PARTIES, EXCEPT FOR ANY SUCH INDEMNIFIED LIABILITIES ARISING ON ACCOUNT OF THE APPLICABLE LENDER PARTY'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL, NONAPPEALABLE

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

JUDGMENT BY A COURT OF COMPETENT JURISDICTION. IF AND TO THE EXTENT THAT THE FOREGOING UNDERTAKING MAY BE UNENFORCEABLE FOR ANY REASON, EACH LOAN PARTY HEREBY AGREES TO MAKE THE MAXIMUM CONTRIBUTION TO THE PAYMENT AND SATISFACTION OF EACH OF THE INDEMNIFIED LIABILITIES WHICH IS PERMISSIBLE UNDER APPLICABLE LAW. ALL OBLIGATIONS PROVIDED FOR IN THIS SECTION 15.17 SHALL SURVIVE REPAYMENT OF THE REVOLVING LOANS, CANCELLATION OF THE NOTES, EXPIRATION OR TERMINATION OF THE LETTERS OF CREDIT, ANY FORECLOSURE UNDER, OR ANY MODIFICATION, RELEASE OR DISCHARGE OF, ANY OR ALL OF THE COLLATERAL DOCUMENTS AND TERMINATION OF THIS AGREEMENT.

               15.18 JOINT AND SEVERAL LIABILITY.

      (a) Notwithstanding anything to the contrary contained herein, all Obligations of each Company shall be joint and several obligations of the Companies.

      (b) Notwithstanding any provisions of this Agreement to the contrary, it is intended that the joint and several nature of the Obligations and the liens and security interests granted by the Companies to secure the Obligations, not constitute a Fraudulent Conveyance (as defined below). Consequently, the Administrative Agent, the Lenders, the Companies, the Subsidiary Guarantor and the Parent Guarantor agree that if the Obligations of a Company, or any Liens or security interests granted by such Company securing the Obligations would, but for the application of this sentence, constitute a Fraudulent Conveyance, the Obligations of such Company and the Liens and security interests securing such Obligations shall be valid and enforceable only to the maximum extent that would not cause such Obligations or such Lien or security interest to constitute a Fraudulent Conveyance, and the Obligations of such Company and this Agreement shall automatically be deemed to have been amended accordingly. For purposes hereof, "FRAUDULENT CONVEYANCE" means a fraudulent conveyance under Section 548 of Chapter 11 of Title II of the United States Code (11 U.S.C. Section 101, et seq.), as amended (the "Bankruptcy Code") or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.

      (c) Each Company, the Subsidiary Guarantor and the Parent Guarantor assumes responsibility for keeping itself informed of the financial condition of the other Loan Parties, and any and all endorsers and/or guarantors of any instrument or document evidencing all or any part of such other Loan Parties' Obligations and of all other circumstances bearing upon the risk of nonpayment by such other Loan Parties of their Obligations and each Company, the Subsidiary Guarantor and the Parent Guarantor agree that the neither the Administrative Agent nor any Lender shall have any duty to advise such Person of information known to the Administrative Agent or such Lender regarding such condition or any such circumstances or to undertake any investigation not a part of its regular business routine. If the Administrative Agent or such Lender, in its sole discretion, undertakes at any time or from time to time to provide any such information to a Company, the Subsidiary Guarantor or the Parent Guarantor, the Administrative Agent or such Lender shall not be under any obligation to update any such information or to

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

provide any such information to such Company, the Subsidiary Guarantor or the Parent Guarantor on any subsequent occasion.

      (d) The Administrative Agent and the Lenders are hereby authorized, without notice or demand and without affecting the liability of any Company, the Subsidiary Guarantor or the Parent Guarantor hereunder or any other Loan Party under any of the other Loan Documents, to, at any time and from time to time,
(i) renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to any other Loan Parties' Obligations or otherwise modify, amend or change the terms of any promissory note, Note or other agreement, document or instrument now or hereafter executed by any Loan Party and delivered to the Administrative Agent; (ii) accept partial payments on any Loan Parties' Obligations; (iii) take and hold security or collateral for the payment of any Loan Parties' Obligations or for the payment of any guaranties of any Loan Parties' Obligations or other liabilities of any such Loan Party and exchange, enforce, waive and release any such security or collateral; (iv) apply such security or collateral and direct the order or manner of sale thereof as the Administrative Agent, in its sole discretion, may determine; and (v) settle, release, compromise, collect or otherwise liquidate any Loan Party's Obligations and any security or collateral therefor in any manner, without affecting or impairing the obligations of the other Loan Parties. Subject to the provisions hereof and of the other Loan Documents, the Administrative Agent shall have the exclusive right to determine the time and manner of application of any payments or credits, whether received from any Loan Party or any other source, and such determination shall be binding on the Loan Parties. All such payments and credits may be applied, reversed and reapplied, in whole or in part, to any Loan Party's Obligations as the Administrative Agent shall determine in its sole discretion, subject to the provisions of this Agreement, without affecting the validity or enforceability of the Obligations of the other Loan Parties.

      (e) Each Company hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect any of the Obligations from any Loan Party or any guarantor or other action to enforce the same; (ii) the waiver or consent by the Administrative Agent or any Lender with respect to any provision of any instrument evidencing the Obligations, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Company and/or any other Loan Party and delivered to the Administrative Agent or any Lender; (iii) failure by the Administrative Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations; (iv) the institution of any proceeding under the Bankruptcy Code, or any similar proceeding, by or against any Company or any other Loan Party or the Administrative Agent's or any Lender's election in any such proceeding of the application of Section 1111(b)(2) of the Bankruptcy Code;
(v) any borrowing or grant of a security interest by any Company or any other Loan Party as debtor-in-possession, under Section 364 of the Bankruptcy Code;
(vi) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the Administrative Agent's or any Lender's claim(s) for repayment of any of the Obligations; or (vii) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

      (f) No payment made by or for the account of a Company including, without limitations, (i) a payment made by such Company on behalf of another Company's Obligations or (ii) a payment made by any other person under any guaranty, shall entitle such Company, by contribution, subrogation, indemnity or otherwise, to any payment from such other Company or Loan Party or from or out of such other Company's or Loan Party's property and such Company shall not exercise any right or remedy against such other Company or Loan Party or any property of such other Company or Loan Party by reason of any performance of such Company of its joint and several obligations hereunder, unless and until the date following the Termination Date upon which all Obligations have been fully and indefeasibly paid in full in cash.

               15.19 Nonliability of Lenders. The relationship between the Companies on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Loan Parties, on the one hand, and the Administrative Agent and the Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Neither the Administrative Agent nor any Lender undertakes any responsibility to any Loan Party to review or inform any Loan Party of any matter in connection with any phase of any Loan Party's business or operations. Each of the Parent Guarantor, the Subsidiary Guarantor and each Company agrees, on behalf of itself and each other Loan Party, that neither the Administrative Agent nor any Lender shall have liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. NO LENDER PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY LENDER PARTY HAVE ANY LIABILITY WITH RESPECT TO, AND EACH COMPANY, THE SUBSIDIARY GUARANTOR AND THE PARENT GUARANTOR, ON BEHALF OF ITSELF AND EACH OTHER LOAN PARTY, HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE). Each Loan Party acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party. No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders

               15.20 FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED THAT NOTHING IN THIS

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

AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE ADMINISTRATIVE AGENT OR ANY LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. EACH LOAN PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

               15.21 WAIVER OF JURY TRIAL. EACH OF THE LOAN PARTIES, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

                            [signature pages follow]

      The parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

                                        UTi , UNITED STATES, INC.

                                        By:      /s/ Stephen C. Savarese
                                            ------------------------------------
                                        Title:   Secretary

                                        STANDARD CORPORATION

                                        By:      /s/ Stephen C. Savarese
                                            ------------------------------------
                                        Title:   Secretary

                                        UTi, (U.S.) HOLDINGS, INC.

                                        By:      /s/ Stephen C. Savarese
                                            ------------------------------------
                                        Title:  Secretary

                                        UTi BROKERAGE, INC.

                                        By:      /s/ Stephen C. Savarese
                                            ------------------------------------
                                        Title:   Secretary

                                        UTi, SERVICES, INC.

                                        By:      /s/ Stephen C. Savarese
                                            ------------------------------------
                                        Title:   Secretary

                                        LASALLE BANK NATIONAL ASSOCIATION, as
                                        Administrative Agent, as Issuing Lender
                                        and as a Lender

                                        By:      /s/ Lora Backofen
                                            ------------------------------------
                                        Title:   First Vice President

                                        BANK OF AMERICA

                                        By:      /s/ Scott K. Mitchell
                                            ------------------------------------
                                        Title:   Senior Vice President

                                        THE BANK OF NEW YORK

                                        By:      /s/ Edward Nallan
                                            ------------------------------------
                                        Title:   Vice President

                                     ANNEX A

                           LENDERS AND PRO RATA SHARES

                                        Revolving
           Lender                   Commitment Amount        Pro Rata Share
           ------                   -----------------        --------------
LaSalle Bank National Association       $30,000,000              60%
Bank of America                         $10,000,000              20%
The Bank of New York                    $10,000,000              20%
         TOTALS                         $50,000,000             100%

                                    Annex A

                                     ANNEX B

                              ADDRESSES FOR NOTICES

ALL LOAN PARTIES

c/o UTi, (U.S.) HOLDINGS, INC.
1660 Walt Whitman Road
Melville, New York
Attention: Gerhard Bosua, Chief Financial Officer
Telephone:   (631) 755-3500 X356
Facsimile:   (631) 755-3552

c/o UTi, UNITED STATES, INC.
900 Cummings Center
Suite 403 T
Beverly, MA 01915
Attention: Stephen C. Savarese
Telephone:  (978) 232-9911 X203
Facsimile:  (978) 232-9921

with a copy to:

Paul Hastings, Janosfsky & Walker LLP
695 Town Center Drive
Seventeenth Floor
Costa Mesa, CA 92626
Attention:  Stephen D. Cooke, Esq.
Telephone:  (714) 668-6264
Facsimile:  (714) 668-6364

                                     Annex B

LASALLE BANK NATIONAL ASSOCIATION, as Administrative Agent, Issuing Lender and a Lender

Notices of Borrowing , Conversion, Continuation and Letter of Credit Issuance

135 South LaSalle Street
Chicago, Illinois 60603
Attention: Brad Nelson
Telephone: (312) 904-1999
Facsimile:  (312) 904-4448

All Other Notices

135 South LaSalle Street
Chicago, Illinois 60603
Attention: Brad Nelson
Telephone: (312) 904-1999
Facsimile:  (312) 904-4448

BANK OF AMERICA, a Lender

295 E. Main Street
SC2-520-01-01
Spartanburg, South Carolina 29302
Attention:  Scott Mitchell
Telephone:  (864) 594-6458
Facsimile:  (864) 594-6415

THE BANK OF NEW YORK, a Lender

1401 Franklin Avenue
Garden City, New York 11530
Attention:  Edward Nallan
Telephone:  (516) 294-2269
Facsimile:  (516) 294-2055

                                     Annex B

                                    EXHIBIT E

                           FORM OF NOTICE OF BORROWING

      To:        LaSalle Bank National Association, as Administrative Agent

      Please refer to the Credit Agreement among UTi, UNITED STATES, INC., a New York corporation, STANDARD CORPORATION, a South Carolina corporation, UTi BROKERAGE, INC., a California corporation, UTi, (U.S.) HOLDINGS, INC., a Delaware corporation, UTi, SERVICES, INC., a California corporation, the financial institutions that are or may from time to time become parties thereto (together with their respective successors and assigns, the "Lenders") and LASALLE BANK NATIONAL ASSOCIATION, as administrative agent for the Lenders (the "Administrative Agent"), dated as of August 5, 2004 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"; terms not otherwise defined herein are used herein as defined in the Credit Agreement).

      The undersigned hereby gives irrevocable notice, pursuant to Section 2.2.2 of the Credit Agreement, of a request hereby for a borrowing as follows:

      (i) The requested borrowing date for the proposed borrowing (which is a Business Day) is _____________, ____.

      (ii) The aggregate amount of the proposed borrowing is $______________.

      (iii)    The applicable Company is ___________________________________

      (iv) The type of Revolving Loans comprising the proposed borrowing are [Base Rate] [LIBOR] Loans.

      (v) The duration of the Interest Period for each LIBOR Loan made as part of the proposed borrowing, if applicable, is ___________ months (which shall be 1, 2, 3 or 6 months).

      The undersigned hereby certifies that on the date hereof and on the date of borrowing set forth above, and immediately after giving effect to the borrowing requested hereby: (i) there exists and there shall exist no Unmatured Event of Default or Event of Default and (ii) each of the representations and warranties contained in the Credit Agreement and the other Loan Documents is true and correct as of the date hereof, except to the extent that such representation or warranty expressly relates to another date and except for changes therein expressly permitted or expressly contemplated by the Credit Agreement.

      The undersigned hereby further represents and warrants that all of the conditions contained in Section 12.2 of the Credit Agreement have been satisfied on and as of the date hereof, and will continue to be satisfied on and as of the date of the borrowing requested hereby, before and after giving effect thereto.

                                    Exhibit E

      The Company Representative has caused this Notice of Borrowing to be executed and delivered by its officer thereunto duly authorized on ___________,
______.

                                        UTi, UNITED STATES, INC., as Company
                                        Representative

                                        By:_____________________________________
                                        Title:__________________________________

                                    Exhibit E

                                    EXHIBIT F

                    FORM OF NOTICE OF CONVERSION/CONTINUATION

      To:          LaSalle Bank National Association, as Administrative Agent

      Please refer to the Credit Agreement among UTi, UNITED STATES, INC., a New York corporation, STANDARD CORPORATION, a South Carolina corporation, UTi BROKERAGE INC., a California corporation, UTi, (U.S.) HOLDINGS, INC., a Delaware corporation, UTi, SERVICES, INC., a California corporation, the financial institutions that are or may from time to time become parties thereto (together with their respective successors and assigns, the "Lenders") and LASALLE BANK NATIONAL ASSOCIATION, as administrative agent for the Lenders (the "Administrative Agent"), dated as of August 5, 2004 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"; terms not otherwise defined herein are used herein as defined in the Credit Agreement).

      The undersigned hereby gives irrevocable notice, pursuant to Section 2.2.3 of the Credit Agreement, of its request to:

            (a) on [ date ] convert $[________]of the aggregate outstanding principal amount of the [_______] Loan, bearing interest at the [________] Rate, into a(n) [________] Loan [and, in the case of a LIBOR Loan, having an Interest Period of [_____] month(s)];

            [(b) on [ date ] continue $[________]of the aggregate outstanding principal amount of the [_______] Loan, bearing interest at the LIBOR Rate, as a LIBOR Loan having an Interest Period of [_____] month(s)].

      The undersigned hereby certifies that on the date hereof and on the date of the conversion/continuation requested hereby: (i) there exists and there shall exist no Unmatured Event of Default or Event of Default; and (ii) each of the representations and warranties contained in the Credit Agreement and the other Loan Documents is true and correct as of the date hereof, except to the extent that such representation or warranty expressly relates to another date and except for changes therein expressly permitted or expressly contemplated by the Credit Agreement.

      The Company Representative has caused this Notice of Conversion/Continuation to be executed and delivered by its officer thereunto duly authorized on ___________, ______.

                                        UTi, UNITED STATES, INC., as Company
                                        Representative

                                        By:_____________________________________
                                        Title:__________________________________

                                    Exhibit F